Exhibit 10.1
CREDIT AGREEMENT

dated as of

May 9, 2025,

among

AMKOR TECHNOLOGY, INC.,
as the Borrower,

THE LENDERS PARTY HERETO,
and

BANK OF AMERICA, N.A.,
as Administrative Agent
___________________________
BOFA SECURITIES, INC.,
WELLS FARGO SECURITIES, LLC,
MUFG BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION,
and
DBS BANK LTD.

as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

ARTICLE III

REPRESENTATIONS AND WARRANTIES

ARTICLE IV

CONDITIONS

Section 4.01	Closing Date	72
Section 4.02	Subsequent Credit Events	74

ARTICLE V

AFFIRMATIVE COVENANTS

ARTICLE VI

NEGATIVE COVENANTS

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

SCHEDULES:
Schedule 2.01A        Revolving Commitments
Schedule 2.01B        L/C Commitments
Schedule 2.10        Day Basis for Alternative Currencies
Schedule 3.01        Subsidiaries
Schedule 5.12        Post-Closing Obligations
Schedule 6.02        Existing Indebtedness
Schedule 6.03        Existing Liens
Schedule 6.05        Existing Investments
Schedule 6.12        Existing Burdensome Agreements
Schedule 9.01        Notices
EXHIBITS:
Exhibit A        Form of Assignment and Assumption
Exhibit B        Form of Administrative Questionnaire
Exhibit C        Form of Revolving Note

Exhibit D        Form of Pledge Agreement
Exhibit E        Form of Loan Notice
Exhibit F        Form of Intercompany Subordination Agreement
Exhibit G        Form of Compliance Certificate
Exhibit H        Form of Guarantee Agreement
Exhibit I-1        Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2        Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3        Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4        Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J        Form of Letter of Credit Report
Exhibit K        Form of Notice of Additional L/C Issuer

CREDIT AGREEMENT (this “Agreement”) dated as of May 9, 2025, among AMKOR TECHNOLOGY, INC., the Lenders party hereto from time to time, the L/C Issuers party hereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent.
The Borrower intends to refinance in full the Secured Facility Agreement dated March 28, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among the Borrower, its subsidiaries party thereto, the several banks and other financial institutions or entities party thereto and The Hongkong and Shanghai Banking Corporation Limited, as agent.
In connection therewith, the Borrower has requested that the Lenders provide a revolving credit facility. The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2027 Senior Notes” means the 6.625% senior notes due 2027, issued pursuant to the 2027 Senior Notes Indenture.
“2027 Senior Notes Indenture” means the indenture March 15, 2019, among the Borrower and U.S. Bank National Association, as trustee.
“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.
“Act” has the meaning assigned in Section 9.13.
“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Increased Commitments, Replacement Term Loans or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Increased Commitments, Replacement Term Loans or Extended Revolving Commitments and otherwise satisfactory to the Administrative Agent and the Borrower.
“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit B or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the administrative agency fee letter, dated as of May 6, 2025, between the Borrower and the Administrative Agent.
“Agent-Related Person” has the meaning provided in Section 9.03(d).
“Aggregate Revolving Commitments” means the Revolving Commitments of all Lenders.
“Agreed Currency” means Dollars or any Alternative Currency, as applicable.
“Agreement” has the meaning assigned in the preamble hereto.
“Agreement Currency” has the meaning assigned to such term in Section 9.18.
“Alternative Currency” means each of the following currencies: Japanese Yen, together with each other currency (other than Dollars) that is approved in accordance with Section 1.12; provided that for each Alternative Currency, such requested currency is an Eligible Currency.
“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension denominated in any Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.12(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.12(a); provided that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:
(a)    denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(b)    denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.12(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.12(a);
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act.
“Applicable Authority” means (a) with respect to Term SOFR, the CME or any successor administrator of the Term SOFR Screen Rate or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such Person is subject.
“Applicable Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Article VII or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Letters of Credit	Term SOFR Loans	Alternative Currency Daily Rate Loans	Alternative Currency Term Rate Loans	Base Rate Loans
1	≥ 2.00x	0.35%	2.00%	2.00%	2.00%	2.00%	1.00%
2	< 2.00x but ≥ 1.00x	0.30%	1.75%	1.75%	1.75%	1.75%	0.75%
3	< 1.00x	0.25%	1.50%	1.50%	1.50%	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.01(c) for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs shall be determined based upon Pricing Level 1.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents.”
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., Wells Fargo Securities, LLC, MUFG Bank, LTD., Sumitomo Mitsui Banking Corporation and DBS Bank Ltd., in their capacities as joint lead arrangers and joint bookrunners.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Debt” in respect of a sale and leaseback transaction involving an operating lease means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b).
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.
“Available Amount” means, at any time (the “Reference Time”), an amount equal to:
(a)    $350,000,000, plus
(b)    the sum, without duplication of an amount equal to 50% of the cumulative amount of Free Cash Flow for the period commencing on January 1, 2025 and ending on the last day of the most recent fiscal quarter of the Borrower completed prior to the Reference Time for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement, minus
(c)    the sum, without duplication, of:
    (i)    the aggregate amount of Restricted Payments made pursuant to Section 6.04(a) of this Agreement prior to the Reference Time; plus
    (ii)    the aggregate amount of Investments made in reliance on Section 6.05(a) of this Agreement prior to the Reference Time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.20 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only after the passage of time.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board of Directors” means the board of directors of the Borrower.
“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.
“Borrower” means Amkor Technology, Inc., a Delaware corporation.
“Borrower Materials” has the meaning assigned in Section 9.01(c).
“Borrowing” means a borrowing consisting of (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, as to which a single Interest Period is in effect, or (b) Incremental Term Loans of a single Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, as to which a single Interest Period is in effect.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:
(a)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Japanese Yen, means a day other than when banks are closed for general business in Japan;
(b)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Japanese Yen, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and
(c)     if such day relates to any fundings, disbursements, settlements and payments in respect of an Alternative Currency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Calculation Date” has the meaning assigned to such term in the definition of “Consolidated Interest Coverage Ratio”.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(1)    any evidence of Indebtedness issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof and having a maturity of 24 months or less from the date of acquisition;
(2)    time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a Lender or (ii) (A) any U.S. commercial bank having capital and surplus in excess of $500,000,000 and a

Fitch Individual Rate of “B” or better or (B) any commercial bank organized under the laws of any other country recognized by the United States having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and a Fitch Individual Rating of “B” or better (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”);
(3)    commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) rated at least A-2 by S&P and at least P-2 by Moody’s and having a maturity of not more than 12 months from the date of acquisition;
(4)    asset-backed securities rated AAA by Moody’s, S&P, or Fitch, with weighted average lives of 12 months or less (measured to the next maturity date);
(5)    repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States maturing within 365 days from the date of acquisition;
(6)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook, with maturities of 24 months or less from the date of acquisition;
(7)    Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);
(8)    money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (7);
(9)    securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing such ratings generally; and
(10)    instruments equivalent to those referred to in clauses (1) through (9) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, in each case, at the time the Borrower or any Restricted Subsidiary initially incurred any Cash Management Obligation to such Person (or on the Closing Date, in the case of Cash Management Obligations existing on the Closing Date).
“Cash Management Obligations” means obligations (including interest and fees) owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, corporate credit card and other card services (including commercial (or purchasing) card programs), automated clearinghouse transactions, return items, overdrafts, temporary advances and interstate depository network services)).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Control” means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Equity Interests of the Borrower, measured by voting power rather than number of shares, and such percentage represents more than the aggregate percentage of the Voting Equity Interests of the Borrower, measured by voting power rather than number of shares, as to which any Permitted Holder is the Beneficial Owner or (iii) a “Change in Control” under, and as defined in, the 2027 Senior Notes Indenture. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring Voting Equity Interests of the Borrower will be deemed to be a transfer of such portion of Voting Equity Interests as corresponds to the portion of the equity of such entity that has been so transferred. Notwithstanding the foregoing, if at any time the Borrower is a direct or indirect wholly owned subsidiary of one or more entities (each, a “Holding Company”), references to “the Borrower” in clauses (i) and (ii) of this definition will be deemed to be references to that Holding Company which is not a subsidiary of any other Holding Company, for so long as the Borrower remains wholly owned, directly or indirectly, by such Holding Company.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.14.
“Class” when used in reference to any (x) Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans of any other series, and (y) when used with respect to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Extended Revolving Commitment of any series.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all the “Collateral” (or any equivalent term) as defined in any Collateral Document and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.
“Collateral Account” has the meaning specified in Section 2.03(o).
“Collateral Documents” means, collectively, the Pledge Agreement, each security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent pursuant to Section 5.09 and each of the other agreements, instruments or documents executed by any Loan Party or any Non-Loan Party Equity Pledgor that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Reinstatement Date” has the meaning assigned to it in Section 5.09(f).
“Collateral Suspension Period” means any Business Day after the Investment Grade Rating Trigger Date until the Business Day on which a Collateral Reinstatement Date occurs.
“Commitment” means a Revolving Commitment, Extended Revolving Commitment or Incremental Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” has the meanings set forth in Section 5.01(c)(i).
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for an agreed currency listed on Schedule 2.10) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower for such period plus the sum, without duplication, of: (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a Disposition, to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Swap Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) non-recurring or unusual expenses or losses and any restructuring charges, integration costs and severance expenses; provided that the total add-backs pursuant to this clause (v), when added together with any add-backs pursuant to clause (vi), shall be limited to 20% of Consolidated EBITDA in any period of four consecutive fiscal quarters of the Borrower (determined after giving effect to any add-backs pursuant to this clause (v) and clause (vi)), plus (vi) (A) cash restructuring expenses to the extent expensed, including all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees in connection therewith, including cash severance payments and (B) the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of the Transactions or any Significant Transaction after the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable and quantifiable in the good faith judgment of the Borrower, (y) such actions are to be taken within 18 months after the consummation of the Significant Transaction, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (z) and no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vi)(B) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that the total add-backs pursuant to this clause (vi), when added together with any add-backs pursuant to clause (v), shall be limited to 20% of Consolidated EBITDA in any period of four consecutive fiscal quarters of the Borrower (determined after giving effect to any add-backs pursuant to clause (v) and this clause (vi)), plus (vii) all other non-cash expenses or losses of the Borrower or any of its Restricted Subsidiaries for such period (excluding any such expense or loss that constitutes an accrual of or a reserve for cash payments to be made in any future period), plus (viii) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus (ix) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, for any period, the ratio of the Consolidated EBITDA for the Test Period to the Consolidated Interest Expense for the Test Period. In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, defeases or otherwise discharges or redeems any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or defeasement or other discharge or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable Test Period.
In addition, for purposes of calculating the Consolidated Interest Coverage Ratio: (i) acquisitions that have been made by the Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations, or the Borrower or any of its Restricted Subsidiaries acquired by the Borrower or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the Test Period or subsequent to such Test Period and on or prior to the Calculation Date shall be given pro forma effect (as determined in good faith by the chief financial officer of the Borrower) as if they had occurred on the first day of the Test Period and Consolidated EBITDA for such Test Period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of “Consolidated Net Income”, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Borrower or any of its Restricted Subsidiaries following the Calculation Date, and (iv) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Obligation applicable to such Indebtedness).

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of: (i) the consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Swap Obligations (but excluding amortization of deferred financing costs and original issue discount and any redemption or repurchase premiums paid with respect to the 2027 Senior Notes), plus (ii) the consolidated interest expense of the Borrower and its Restricted Subsidiaries that was capitalized during such period, plus (iii) interest actually paid by the Borrower or any Restricted Subsidiary under any Guarantee of Indebtedness of another Person, plus (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of the Borrower or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Equity Interests) or to the Borrower or a Restricted Subsidiary of the Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal, in each case, determined in compliance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Total Indebtedness as of such date to Consolidated EBITDA for the Test Period, in each case, determined on a pro forma basis for such period in a manner consistent with the provisions set forth in the definition of “Consolidated Interest Coverage Ratio.”
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (and if such Net Income is a loss it shall be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person), (ii) the Net Income of any Unrestricted Subsidiary shall be excluded if not distributed to the specified Person or one of its Subsidiaries, (iii) the cumulative effect of a change in accounting principles shall be excluded, (iv) non-cash compensation charges or other non-cash expenses or charges arising from the grant or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of the Borrower and its Restricted Subsidiaries shall be excluded, (v) any impairment charge or asset write-off under GAAP and the amortization of intangibles arising under GAAP shall be excluded, (vi) any unrealized gains or losses with respect to Swap Obligations for such period or from the marking to market of derivative securities or securities held in deferred compensation plans and any losses relating to the ineffectiveness of Swap Obligations entered into in connection with the Indebtedness to be repaid with the proceeds from the sale of the 2027 Senior Notes shall be excluded, (vii) any increase in cost of sales as a result of the step-up in inventory valuation and any increase in amortization or depreciation or other non-cash charges resulting from any application of purchase accounting in relation to any acquisition that is consummated after the Closing Date and adjustments related to purchase accounting in connection with an acquisition, including fair value measurements of acquired assets and liabilities in accordance with GAAP, net of taxes, shall be excluded, (viii) any unrealized gains and losses related to fluctuations in currency exchange rates for such period shall be excluded, (ix) any gains and losses from any early extinguishment of Indebtedness shall be excluded, and (xi) any gains and losses from any redemption or repurchase premiums paid with respect to the 2027 Senior Notes shall be excluded.
“Consolidated Net Tangible Assets” means, as of any date of determination, the aggregate amount of all assets (as reflected on a consolidated balance sheet of Borrower and its Restricted Subsidiaries) after deducting therefrom all goodwill, Intellectual Property, unamortized debt discount and expenses and capitalized research and development costs (to the extent included in said aggregate amount of assets) and other like intangibles, cash and short-term investments, all as set forth on the most recent consolidated balance sheet of Borrower and its Restricted Subsidiaries and calculated on a consolidated basis in accordance with GAAP (excluding any portion thereof attributable to Investments in Unrestricted Subsidiaries and other Persons that are not Subsidiaries), with such pro forma adjustments as are appropriate.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.
“Consolidated Total Indebtedness” means, at any date of determination, the sum, without duplication, of (i) the aggregate Indebtedness of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time (excluding Cash Management Obligations, card obligations and similar cash management arrangements, any intercompany Indebtedness, undrawn amounts under letters of credit or bank guarantees, and drawn amounts under letters of credit or bank guarantees except to the extent unreimbursed for more than two Business Days after such amount is drawn) plus (ii) the principal amount of any obligations of any Person (other than the Borrower or any Restricted Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Borrower or any Restricted Subsidiary (whether or not reflected on a consolidated balance sheet of the Borrower).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following:
    (i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
    (ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
    (iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.17.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) the aggregate amount of its Incremental Term Loans outstanding (if any) at such time.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan or an Alternative Currency Loan, the Default

Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of any Class of Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer and each Lender promptly following such determination.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.07 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration.
“Designated Preferred Stock” means Preferred Stock (other than Disqualified Equity Interests) of the Borrower that is issued for cash (other than to a Restricted Subsidiary of the Borrower) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on or prior to the issue date thereof.
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (including any disposition effected pursuant to a division) thereof which yields aggregate net cash proceeds to the Borrower or any of its Restricted Subsidiaries in excess of the greater of (x) $16,500,000 and (y) 1.50% of Consolidated EBITDA for the prior four (4) consecutive fiscal quarter period of the Borrower in any individual transaction, and the terms “Dispose” and “Disposed of” have correlative meanings, but excluding, licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date.
“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Administrative Agent in writing prior to March 24, 2025 (if any), (ii) those Persons who are bona fide competitors of the Borrower identified by the Borrower to the Administrative Agent from time to time on three Business Days’ prior written notice as provided below and (iii) any Affiliate of any Person described in clause (i) or competitor described in clause (ii) that is identified by the Borrower to the Administrative Agent in writing from time to time on three Business Days’ prior written notice as provided below or that is reasonably identifiable solely by virtue of its name as an Affiliate of such Person, other than an Affiliate of a Person described in clause (ii) that is a Bona Fide Debt Fund; provided that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or participation in respect of the Loans or that is party to a pending trade from continuing to hold or vote such previously acquired assignments and participations or completing such trade, as applicable, on the terms set forth herein for Lenders that are not Disqualified Lenders.
“Disqualifying Event” has the meaning assigned to such term in the definition of “Eligible Currency”.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or an L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or an L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or an L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or an L/C Issuer pursuant to clause (b) or (c) above shall be conclusive absent manifest error.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning assigned to such term in Section 9.06(b).
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or an L/C Issuer, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or an L/C Issuer, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or an L/C Issuer, as applicable, or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the release or threatened release of any Hazardous Material or, as it relates to Hazardous Materials, health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is (i) treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or (ii) under common control, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or 4042 of ERISA), (i) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or (j) the imposition of a lien or security interest in favor of the PBGC or any Plan on any assets of the Borrower or any Subsidiary under Section 430(k) of the Code or under Section 4068 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 5.15 of the Guarantee Agreement and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan

Document, (a) any Taxes imposed on (or measured by) net income (however denominated), franchise or similar Taxes and branch profits Taxes, in each case (i) imposed on it by any jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed with respect to any amounts payable to such Lender pursuant to a Law in effect at the time such Lender acquires such interest in this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.23) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of such new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.18, (c) any Taxes that are attributable to a Lender’s failure to comply with Section 2.18(e) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the recitals hereto.
“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.14 that are substantially identical to the Revolving Commitments of another Class except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees (including any extension fees) than those applicable to the Revolving Commitments of such Class.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws, regulations or official administrative practices) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Finance Lease” means any lease of Property classified as a “finance lease” under GAAP, but excluding, for the avoidance of doubt, any Operating Leases or any other non-finance lease.
“Finance Lease Obligations” means, in respect of any Person, the amount of the obligations of such Person under Finance Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“First Lien Intercreditor Agreement” means an intercreditor agreement, in a form that is reasonably acceptable to the Administrative Agent and the Borrower, by and between the Administrative Agent and the collateral agent for one or more classes of Incremental Equivalent Indebtedness, other secured Indebtedness permitted to be incurred pursuant to Sections 6.02(a) and (d) or Term Loan Refinancing Debt that, in each case, are intended to be secured by Liens ranking pari passu with the Liens securing the Obligations.
“Fitch” means Fitch Ratings Inc.
“Foreign Holding Company” means any Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) issued by Foreign Subsidiaries of the Borrower that are CFCs or other Foreign Holdings Companies.

“Foreign Lender” means any Lender or L/C Issuer that is not a United States person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Free Cash Flow” means, for any period, net cash provided by operating activities less payments for property, plant and equipment, plus proceeds from the sale of, insurance recovery for and grants for property, plant and equipment, if applicable, in each case, of the Borrower and its Restricted Subsidiaries for such period.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation or, in each case, any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantee Agreement” means the Guarantee Agreement executed by the Loan Parties and the Administrative Agent on the Closing Date, substantially in the form of Exhibit H, together with each guarantee agreement supplement executed and delivered pursuant to Section 5.09.
“Guarantor” means (a) the Borrower, (b) each Specified Domestic Subsidiary of the Borrower as of the Closing Date and the Singaporean Guarantor and (c) each Domestic Subsidiary that becomes a party to the

Guarantee Agreement after the Closing Date pursuant to Section 5.09 or otherwise, in each case unless any such Subsidiary has been released from its Guarantee of the Obligations in accordance with the applicable provisions of the Loan Documents.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature that in relevant form and concentration are regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that, together with its Subsidiaries, did not have consolidated revenues in excess of 5.0% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement and did not have consolidated assets in excess of 5.0% of the Borrower’s consolidated assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement; provided that all such Immaterial Subsidiaries, taken together, shall not have consolidated and combined revenues in excess of 10.0% of the Borrower’s consolidated revenues for such fiscal year or consolidated and combined assets in excess of 10% of the Borrower’s consolidated assets as of the end of such fiscal year.
“Increased Commitments” has the meaning assigned to such term in Section 2.15(a).
“Increasing Lender” has the meaning assigned to such term in Section 2.15(a).
“Incremental Equivalent Indebtedness” means Indebtedness consisting of (a) loans that are unsecured or secured by Liens ranking junior to the Liens securing the Obligations or (b) debt securities that are unsecured or secured by Liens ranking pari passu or junior to the Liens securing the Obligations, in each case issued or Guaranteed by the Loan Parties (or any of them); provided that (i) except with respect to an amount no greater than the Maturity Carveout Amount, such Indebtedness does not have a final maturity that is prior to the Revolving Credit Maturity Date or the then-latest maturity date of any Class of Incremental Term Loans outstanding pursuant to any Additional Credit Extension Amendment entered into after the Closing Date that has previously become effective, (ii) such Indebtedness is not secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries except for Liens on the Collateral permitted by Section 6.03(b)(w), (iii) such Indebtedness is not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties, (iv) on the date of incurrence of such Indebtedness the Borrower shall be in compliance, calculated on a pro forma basis (assuming for this purpose that all undrawn commitments established in connection therewith are fully drawn), with the covenants contained in Section 6.01 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement prior to such time, (v) with respect to debt securities that are secured by Liens ranking pari passu with the Liens securing the Obligations, at the time such Indebtedness is to be incurred, the aggregate principal amount thereof shall not exceed the maximum principal amount permitted pursuant to Section 2.15 (assuming for this purpose that undrawn commitments established in connection therewith are fully drawn) and (vi) the other terms and conditions relating to such debt securities or loans (other than interest rates, rate floors, call protection, discounts, fees, premiums and optional prepayment or redemption provisions) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred); provided, further, that the requirements of clauses (i) and (vi) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clauses (i) and (vi) of the preceding proviso.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.15(a).

“Incremental Term Loan Commitment” means the Commitment of any Lender to make an Incremental Term Loan.
“Indebtedness” of any Person means, without duplication:
(a)     all obligations of such Person for borrowed money,
(b)     all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition),
(d)    all Guarantees by such Person of Indebtedness of others,
(e)     all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,
(f)     all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and
(g)    all Finance Lease Obligations of such Person.
The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in such entity or pursuant to other contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person and (B) obligations under customary overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs and (C) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing. Notwithstanding anything to the contrary in this paragraph, the term “Indebtedness” shall not include obligations under Swap Agreements.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), or Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(c).
“Information” has the meaning specified in Section 9.12.
“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, all copyrights, patents, trademarks, trade dress, inventions, technology, know-how and processes, any licenses thereto, and all registrations or applications for registration thereof, together with any and all (i) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world, (v) rights to sue for past, present and future infringements, dilutions or violations thereof, and (vi) goodwill associated therewith or symbolized thereby.
“Intercompany Subordination Agreement” means an intercompany subordination agreement executed and delivered by the Borrower and certain Restricted Subsidiaries, substantially in the form of Exhibit F, or such other form as the Administrative Agent may agree, in each case, as amended, supplemented or otherwise modified from time to time.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date, (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date, (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date and (d) as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan or an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.
“Interest Period” means as to each Term SOFR Loan or Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Revolving Credit Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Borrower or any Restricted Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Restricted Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Restricted Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Restricted Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the

Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.
“Investment Grade Rating” means (a) as to S&P, a Public Debt Rating of BBB- or better (with stable outlook or better), (b) as to Moody’s, a Public Debt Rating of Baa3 or better (with stable outlook or better) and (c) as to Fitch, a Public Debt Rating of BBB- or better (with stable outlook or better).
“Investment Grade Rating Trigger Date” means the first date after the Closing Date when (x) the Borrower has an Investment Grade Rating from at least two of S&P, Moody’s, and Fitch, (y) the Borrower elects to trigger the release of the Collateral pursuant to Section 5.09(e) and (z) after giving effect to the Investment Grade Rating Trigger Date, the Borrower would be in compliance with the covenant set forth in Section 6.15.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Japanese Yen” refers to lawful money of Japan.
“Judgment Currency” has the meaning assigned to such term in Section 9.18.
“Junior Financing” means (a) any Material Indebtedness that is unsecured, (b) any Material Indebtedness secured by a Lien ranking junior to the Liens securing the Obligations and (c) any Indebtedness that is contractually subordinated in right of payment to any of the Obligations.
“Junior Lien Intercreditor Agreement” means an intercreditor agreement, in form reasonably acceptable to the Administrative Agent and the Borrower, by and between the Administrative Agent and the collateral agent for one or more classes of Indebtedness that is intended to be secured by Liens ranking junior to the Liens securing the Obligations providing that, inter alia, (i) the Liens securing the Obligations rank prior to the Liens securing such other Indebtedness, (ii) all amounts received in connection with any enforcement action with respect to any Collateral or in connection with any United States or foreign bankruptcy, liquidation or insolvency proceeding shall first be applied to repay all Obligations (whether or not allowed in any such proceeding) prior to being applied to the obligations in respect of such other Indebtedness and (iii) until the repayment of the Obligations in full and termination of commitments hereunder (subject to customary limitations with respect to contingent obligations and other customary qualifications and, in the case of such Indebtedness in the form of bank debt, to customary standstill provisions) the Administrative Agent shall have the sole right to take enforcement actions with respect to the Collateral.
“Latest Maturity Date” as of any date of determination, means the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Increased Commitments or Extended Revolving Commitments.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.
“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a L/C Disbursement under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower, and notified to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer” means each of Bank of America (through itself or through one of its designated Affiliates or branch offices ), in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) as the Borrower may from time to time select as an L/C Issuer hereunder pursuant to Section 2.03; provided that such Lender has agreed to be an L/C Issuer. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“LCT Election” has the meaning assigned to such term in Section 1.06(a).
“LCT Test Date” has the meaning assigned to such term in Section 1.06(a).
“Lender Parties” and “Lender Recipient Parties” mean, collectively, the Lenders and the L/C Issuers.
“Lender Presentation” means the Lender Presentation, dated March 31, 2025, relating to the Borrower in connection with this Agreement.
“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).
“Lenders” means the Persons listed on Schedule 2.01A, any Person with outstanding Loans and/or Commitments as of the Closing Date and any other Person that shall have become a Lender hereunder pursuant to Section 2.15 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Report” means a certificate substantially the form of Exhibit J or any other form approved by the Administrative Agent.
“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any finance lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” has the meaning assigned to such term in Section 1.06.
“Loan Documents” means this Agreement, the Guarantee Agreement, the Collateral Documents, any Issuer Documents, each Additional Credit Extension Amendment, any promissory notes executed and delivered pursuant to Section 2.11(a), the Agency Fee Letter and any amendments, waivers, supplements or other modifications to any of the foregoing.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means the Borrower and the Guarantors.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or an Incremental Term Loan.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole or (b) the ability of the Loan Parties to perform their obligations under this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000.
“Material Intellectual Property” means any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries that is material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Maturity Carveout Amount” means $100,000,000 of Incremental Term Loans, Incremental Equivalent Indebtedness, other Indebtedness permitted to be incurred pursuant to Sections 6.02(a), (c) and (d) and/or Maturity Carveout Refinancing Debt.
“Maturity Carveout Refinancing Debt” means Permitted Refinancing Indebtedness incurred utilizing the Maturity Carveout Amount.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA, and in respect of which any Loan Party or any ERISA Affiliate is, or during the preceding five plan years was, an “employer” as defined in Section 3(5) of ERISA.
“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Disposition or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (iii) any gain or loss relating to foreign currency translation or exchange, and (iv) any income or loss from discontinued operations.
“New Lender” has the meaning assigned to such term in Section 2.15(a).
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.23(b).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b).
“Non-Loan Party Equity Pledgor” means any Person that is not a Loan Party that owns any Equity Interests issued by a Guarantor (other than the Borrower).
“Non-Term SOFR Successor Rate” has the meaning specified in Section 2.20(c).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C.
“Notice of Additional L/C Issuer” means a certificate substantially the form of Exhibit K or any other form approved by the Administrative Agent.
“Obligations” means all indebtedness (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), other monetary obligations, liabilities, covenants and duties of any of the Loan Parties to any of the Secured Parties and their respective Affiliates, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents or any Letter of Credit or any Cash Management Obligation (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit (including the L/C Obligations) or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding); provided that the “Obligations” with respect to any Loan Party shall exclude any Excluded Swap Obligations of such Loan Party.
“Operating Lease” means any lease of Property classified as an “operating lease” under GAAP.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, recording, filing or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23(b)).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, as of the date of this Agreement, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means (i) with respect to Loans and on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning set forth in Section 9.04(d).
“Participant Register” has the meaning set forth in Section 9.04(d).
“Payment” has the meaning set forth in clause (i) of paragraph (o) of Article VIII.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means (i) the perfection certificate substantially in the form of Exhibit 3 to the Pledge Agreement delivered on the Closing Date and (ii) each perfection certificate substantially in the form of Exhibit 3 to the Pledge Agreement or such other form as the Administrative Agent may agree to delivered in connection with this Agreement, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Permitted Acquisition” means the purchase or other acquisition, in one or more series of transactions, of property and assets or businesses of any Person or of assets constituting a business or business unit, a line of business or a division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger, consolidation or division); provided that the following conditions are satisfied to the extent applicable:
(a)    in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Persons or any newly formed Restricted Subsidiary in connection with such acquisition shall be majority owned by the Borrower or a Restricted Subsidiary or the Borrower or a Restricted Subsidiary shall have offered to purchase at least a majority of such Equity Interests, and the Borrower shall take, or cause to be taken, each of the actions set forth in Section 5.09, as applicable, within the time period(s) set forth therein; provided that, for the avoidance of doubt, Borrower or any Restricted Subsidiary may serve as the acquiror in such Permitted Acquisition;
(b)    so long as any Loan is outstanding, unless the Required Revolving Lenders otherwise agree, the Borrower shall be in compliance, on a pro forma basis after giving effect to such purchase or acquisition, with the covenants contained in Section 6.01 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of this Agreement;
(c)     the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition of which the aggregate cash consideration is in excess of $250,000,000, a certificate evidencing compliance with the covenants contained in Section 6.01 to the extent such compliance is required under clause (b) above and compliance with clause (e) below, together with all available relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 6.01;
(d)    any Person or assets or division as acquired in accordance herewith shall be substantially in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided in Section 6.08(c), as of the time of such acquisition; and
(e)    at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or other governmental charges that are (i) immaterial to the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) not yet delinquent for more than sixty (60) days or (iii) are being contested in compliance with Section 5.04; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are either (i) not overdue by more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or (ii) being contested in good faith by appropriate proceedings;

(c)    Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees);
(e)    Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII or securing appeal or other surety bonds related to such judgments;
(f)    easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary; and
(g)    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, non-exclusive license or sublicense entered into by the Borrower or any other Restricted Subsidiary as a part of its business and covering only the assets so leased or licensed;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holder” means (i) James J. Kim and his estate, spouse, siblings, ancestors, heirs and lineal descendants, and spouses of any such Persons, the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the principal beneficiaries or the grantors, (ii) any other Person that is controlled by any of the foregoing or (iii) any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) that is controlled by any of the persons referred to in the immediately preceding clauses (i) and (ii), so long as (1) each member of such group has voting rights approximately proportional to the percentage of ownership interests held or acquired by it (or, the case of members who are persons referred to in the immediately preceding clauses (i) and (ii), such members collectively have voting rights that are approximately proportional to all interests owned by such persons in the aggregate) and (2) no Person or group (other than the Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% (on a fully diluted basis) of the Voting Equity Interests held by such group.
“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness of a Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness of such Person; provided that:
(a)    the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension,
(b)    other than with respect to (i) an amount equal to the Maturity Carveout Amount and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.02(h), such modification, refinancing, refunding, renewal, replacement or extension: (1) has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Latest Maturity Date at the time of such modification, refinancing, refunding, renewal, replacement or extension, and (2) has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended,
(c)    to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing,

refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and
(d)    if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing such Indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole.
provided, further, that the requirements of clauses (b) and (c) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clauses (b) and (c) of the preceding proviso.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned in Section 9.01(c).
“Pledge Agreement” means the Pledge Agreement executed by the Loan Parties, the Non-Loan Party Equity Pledgors and the Administrative Agent, substantially in the form of Exhibit D, together with each pledge agreement supplement executed and delivered pursuant to Section 5.09.
“Post-Measurement Period” means, with respect to any Permitted Acquisition or any operating change or operating initiative, the period beginning on the date such Permitted Acquisition is consummated or such operating change or operating initiative is implemented and ending on the date that is twelve months from the date on which such Permitted Acquisition is consummated or such operating change or operating initiative is implemented.
“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.
“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Measurement Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Borrower in good faith as a result of (a) actions (including operating changes and operating initiatives) that have been taken or are expected to be taken during such Post-Measurement Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Measurement Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries or the implementation of operating changes and initiatives by the Borrower, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that (i) any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement, (ii) any increase to Consolidated EBITDA pursuant to this definition of “Pro Forma Basis” shall be subject to the limitations set forth in the proviso of clause (vi) of the definition of “Consolidated EBITDA” and (iii) notwithstanding anything herein to the contrary, no such Pro Forma Adjustment shall apply to any transaction involving aggregate consideration in an amount less than $250,000,000 for each such transaction.
“Pro Forma Basis” means, with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower owned by the Borrower or any of its Restricted Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” or designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be included, (b) any repayment, redemption or retirement of Indebtedness and (c) any Indebtedness incurred, assumed or guaranteed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are in the good faith determination of the Borrower reasonably identifiable and factually supportable (provided that (i) any increase to Consolidated EBITDA pursuant to this definition of “Pro Forma Basis” shall be subject to the limitations set forth in the proviso of clause (vi) of the definition of “Consolidated EBITDA” and (ii) any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement) or (y) otherwise consistent with the definition of “Pro Forma Adjustment.”
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means the rating that has been most recently announced (which may be included in any press release that Moody’s, S&P or Fitch issues) by either Moody’s, S&P or Fitch, as the case may be for any class of senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.
“Public Lender” has the meaning assigned in Section 9.01(c).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.17.
“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualifying Subsidiary” means any Restricted Subsidiary that has guaranteed any Replacement Facility, Incremental Equivalent Indebtedness or Junior Financing permitted to be incurred under Section 6.02(c) or Section 6.02(d) hereof.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Ratio Incurrence Conditions” means, with respect to Indebtedness permitted to be incurred under Section 6.02(a) or 6.02(c) hereof (as applicable):
(a)     except with respect to an amount no greater than the Maturity Carveout Amount, such Indebtedness does not have a final maturity that is prior to (x) 91 days after the Revolving Credit Maturity Date or (y) the then-latest maturity date of any Class of Incremental Term Loans outstanding pursuant to any Additional Credit Extension Amendment entered into after the Closing Date that has previously become effective;
(b)     solely in respect of Indebtedness permitted to be incurred under Section 6.02(a) hereof, such Indebtedness is not secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries except for Liens on the Collateral permitted by Section 6.03(b)(w);
(c)     the other terms and conditions relating to such Indebtedness if incurred or Guaranteed by a Loan Party (other than interest rates, rate floors, call protection, discounts, fees, premiums and optional prepayment or redemption provisions) are not materially more restrictive upon such Loan Party in the aggregate than the terms of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred); and
(d)    such Indebtedness may not be incurred or Guaranteed by any Restricted Subsidiary that is not a Loan Party;
provided that the requirements of clause (a) and (c) will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clause (a) and (c).
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02.
“Refinancing” means payment in full of all amounts outstanding under the Existing Credit Agreement, termination of all commitments thereunder, and release of all related guaranties and security.
“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Term Loan Refinancing Debt.
“Refinancing Revolving Commitments” means Increased Commitments that are designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of issuance as “Refinancing Revolving Commitments”.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence; provided that except with respect to an amount equal to the Maturity Carveout Amount at such time, (i) the maturity date of such Refinancing Term Loans shall be no earlier than the final maturity date of the Incremental Term Loans being refinanced and (ii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Incremental Term Loans being refinanced.
“Register” has the meaning set forth in Section 9.04(c).
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in any business permitted by Section 6.08(c); provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, and (b) Japanese Yen, TIBOR, as applicable.
“Removal Effective Date” has the meaning assigned to such term in paragraph (g) of Article VIII.
“Replacement Facility” any Refinancing Term Loans and Refinancing Revolving Commitments.
“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Required Class Lenders” means, at any time, (i) with respect to any Class of Incremental Term Loans, the holders of more than 50% of the sum of the total unpaid principal amount of the Incremental Term Loans with respect to such Class of Incremental Term Loans and (ii) with respect to the Revolving Loans, the Required Revolving Lenders, as applicable; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.
“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time; provided that the Revolving Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Rescindable Amount” has the meaning assigned to such term in Section 2.15(b)(ii).
“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, any executive vice president, any senior vice president, any vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payments” means (1) any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary and (2) (i) the prepayment, redemption, purchase, defeasance or otherwise satisfaction, prior to the scheduled maturity thereof in any manner (other than payments of regularly scheduled interest and payments due upon conversion, which, for the avoidance of doubt, shall be permitted) of any Junior Financing, (ii) any payment in violation of any subordination terms of any Junior Financing and (iii) any payments made in connection with clauses (2)(i) and (ii) above. Notwithstanding anything to the contrary herein, to the extent that cash or other property is paid or is distributed by the Borrower or any of it Restricted Subsidiaries upon the conversion or exchange of any convertible debt securities, any amount of such cash or other property that exceeds the principal amount of Indebtedness that is converted or exchanged shall be deemed to be a Restricted Payment (and any such cash or property so paid or distributed that does not exceed such principal amount shall not be a Restricted Payment).
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.
“Revolving Commitment” means, , as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations at such time.
“Revolving Credit Maturity Date” means May 9, 2030
“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Credit Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S$” refers to lawful money of Singapore.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuers, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea and non-government controlled areas of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Australia (including the Department of Foreign Affairs and Trade) or the Hong Kong Monetary Authority; provided, that, in the event of a conflict between Hong Kong and U.S. Sanctions, U.S. Sanctions shall prevail, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person subject to Sanctions as a result of a relationship of ownership or control with any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Australia (including the Department of Foreign Affairs and Trade) or the Hong Kong Monetary Authority; provided, that, in the event of a conflict between Hong Kong and U.S. Sanctions, U.S. Sanctions shall prevail.
“Scheduled Unavailability Date” has the meaning specified in Section 2.20(c).
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.
“Secured Covenant Reinstatement Event” means any Business Day following an Investment Grade Rating Trigger Date on which (a) the Borrower’s Public Debt Rating from at least two of S&P, Moody’s, and Fitch shall be less than either (i) as to S&P, BBB, (ii) as to Moody’s, Baa3 and (iii) as to Fitch, BBB or (b) the Borrower notifies the Administrative Agent in writing that it has elected to terminate the Collateral Suspension Period.
“Secured Covenants Period” means any period of time prior to the first Investment Grade Rating Trigger Date and after a Secured Covenant Reinstatement Event but prior to a subsequent Investment Grade Rating Trigger Date.
“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuers, the Lenders, the Cash Management Banks, any Affiliate of a Lender or the Administrative Agent to which Obligations are owed and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“series” means, with respect to any Incremental Term Loans or Replacement Term Loans, all such Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.
“Significant Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, Incremental Revolving Loan or Incremental Term Loan.
“Singaporean Guarantor” means Amkor Technology Singapore Holding Pte. Ltd., a Singapore limited company with company registration number 200812443Z.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code, (b) the fair valuation of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Domestic Subsidiary” means each wholly owned Domestic Subsidiary of the Borrower other than (i) any Foreign Holding Company, (ii) any Unrestricted Subsidiary, (iii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (iv) any Subsidiary (x) that is prohibited or restricted by applicable Law (whether on the Closing Date or thereafter) or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or, (y) if such Subsidiary would require or be subject to any governmental authority or regulatory third party consent, approval, license or authorization to guarantee the Obligations (to the extent such consent, approval, license or authorization has not been obtained), (v) any trusts relating to the funding or payment of benefits under any “employee benefit plan” and (vi) any Domestic Subsidiary that is an Immaterial Subsidiary; provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of one or more of clauses (i) through (vi) of this definition, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.
“Specified Representations” means the representations and warranties made by the Borrower and the relevant parties pursuant to Sections 3.01(a)(i) (solely with respect to organizational existence of the Loan Parties), 3.02(a) (solely with respect to organizational power and authority of the Loan Parties to enter into the Loan Documents to which they are a party), 3.02(b), 3.03(b)(ii), 3.08, 3.10 (provided that references therein to (i) “Transactions” shall instead refer to the applicable Permitted Acquisition or similar investment (and any related transactions) and (ii) “Closing Date” shall instead refer to the date in which any such transactions in clause (i) are consummated), 3.13, 3.14 and 3.15 (solely with respect to use of proceeds of any Loans and any Letters of Credit) and the final sentence of Section 3.16 (solely with respect to use of proceeds of any Loans and any Letters of Credit).
“Specified Transaction” means, with respect to any period, any of the following events occurring after the first day of such period and prior to the applicable date of determination: (i) (A) any Investment by the Borrower or any Restricted Subsidiary in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly-owned Restricted Subsidiary on the first day of such period, (B) any Disposition or Casualty Event or discontinuation of operations, in each of subclause (A) and subclause (B) with respect to a business (as such term is used in Regulation S-X Rule 11-01) or business unit, a company, a segment, an operating division or unit or line of business, (ii) any incurrence, assumption, guarantee, repayment, redemption, or extinguishment of Indebtedness, (iii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 5.10 and (iv) any Restricted Payment.
“Subject Subsidiaries” has the meaning assigned in Section 3.01(b).
“Subsequent Transaction” has the meaning assigned to such term in Section 1.06.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, or is otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Successor Rate” has the meaning specified in Section 2.20(c).
“Supported QFC” has the meaning assigned to it in Section 9.17.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.
“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Refinancing Debt” means any Indebtedness consisting of debt securities or credit facilities incurred or Guaranteed by Loan Parties following the Closing Date that are designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of issuance as “Term Loan Refinancing Debt”; provided that, except with respect to an amount equal to the Maturity Carveout Amount at such time, (i) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the maturity date of the Incremental Term Loans being refinanced, (ii) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the then remaining Weighted Average Life to Maturity of the Incremental Term Loans being refinanced (except to the extent of amortization of up to 1.00% per annum of the original principal amount for periods where amortization has been eliminated as a result of prepayment of the applicable Incremental Term Loans), (iii) such Indebtedness is not secured by any assets of the Borrower or any of its Restricted Subsidiaries except for assets subject to Liens permitted by Section 6.03(b)(w), (iv) such Indebtedness is not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties and (v) the other terms and conditions relating to such debt securities or loans (other than interest rates, call protection, rate floors, fees, discounts, premiums, and optional prepayment and redemption provisions) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred).
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning assigned to such term in Section 2.20(b).
“Term SOFR Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.20(b).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Successor Rate” has the meaning assigned to such term in Section 2.20(b).
“Test Period” means for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination (or, in the case of any determination on a pro forma basis for purposes of testing the permissibility of a transaction hereunder (as opposed to quarterly compliance with Section 6.01 on the last day of a fiscal quarter), the four consecutive fiscal quarters of the Borrower for the most recently ended fiscal quarter for which financial statements were delivered or required to be delivered pursuant to Section 5.01(a) or 5.01(b) prior to such determination).
“TIBOR” has the meaning set forth in the definition of Alternative Currency Term Rate.

“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans and all L/C Obligations as of such date.
“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and the borrowing thereunder on the Closing Date, (ii) the Refinancing, and (iii) the payment of fees and expenses in connection with the foregoing.
“Type” means, with respect to a Loan or Borrowing, its character as a Base Rate Loan, a Term SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Unreimbursed Amount” has the meaning set forth in Section 2.03(f).
“Unrestricted Subsidiary” means (i) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.
“Unsecured Covenants Period” means the period of time between an Investment Grade Rating Trigger Date and the date of a subsequent Secured Covenant Reinstatement Event.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.17.
“U.S. Tax Compliance Certificate” has the meaning assigned to it in Section 2.18(e)(iii).
“Voting Equity Interests” of any Person as of any date means the Equity Interests of such Person that are at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal (including payment at final scheduled maturity), in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower, the Administrative Agent or other applicable withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections and Schedules shall, unless otherwise specified, be construed to refer to Articles, Sections and Schedules of this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to the “knowledge” of the Borrower or any Restricted Subsidiary means the actual knowledge of a Responsible Officer of such Person.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time). Consolidated EBITDA shall be deemed to be (1) $233,000,000 for the fiscal quarter ended March 31, 2024, (2) $247,000,000 for the fiscal quarter ended June 30, 2024, (3) $309,000,000 for the fiscal quarter ended September 30, 2024 and (4) $302,000,000 for the fiscal quarter ended December 31, 2024.
Section 1.05Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on Term SOFR Loans or Alternative Currency Term Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
Section 1.06Limited Condition Transactions.
(a)In connection with any action taken in connection with a Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, an Investment or the redemption or repayment of indebtedness requiring irrevocable notice in advance of such redemption or repayment (a “Limited Condition Transaction”), for purposes of (i) determining compliance with any provision of this Agreement (other than actual compliance with Section 6.01 as of the last day of any fiscal quarter) which requires the calculation of any financial ratio or test, including the Consolidated Leverage Ratio, Consolidated Interest Coverage Ratio and any other financial ratio (and for the avoidance of doubt, to also include any financial ratio or test set forth in Section 2.15 or in any provision of this Agreement (other than Section 6.01)) which requires compliance, on a pro forma basis or otherwise, with Section 6.01 or (ii) testing availability under baskets set forth in this Agreement (including baskets or provisions herein measured as a percentage of Consolidated Net Tangible Assets or Consolidated EBITDA and including any determination of whether a Default or Event of Default has occurred and is continuing), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement or irrevocable notice for such Limited Condition Transaction are entered into or issued (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred on the first day of the most recent test period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such test period), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in the total assets or Consolidated EBITDA of the Borrower or the person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations.
(b)If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, divisions, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated.
Section 1.07Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.08Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.
Section 1.09Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.10Interest Rates; Licensing.
(a)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
(b)By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein as provided for in this Agreement and it will comply with, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.
Section 1.11Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or an L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or an L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or an L/C Issuer, as the case may be.
Section 1.12Additional Alternative Currencies.

(a)The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative Currency"; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each L/C Issuer.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and the L/C Issuer may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of "Alternative Currency" shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
Section 1.13Change of Currency.
(a)Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.14Times of Day. Unless otherwise specified, all references to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) in Dollars or in one or more Alternative Currencies to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment and (iii) the Total Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein.
Section 2.02Borrowings, Conversions and Continuations of Loans.
(a)Each Borrowing, each conversion of Loans from one Type to another, and each continuation of a Term SOFR Loan or an Alternative Currency Term Rate Loan shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than (i) in the case of Term SOFR Loans, 11:00 a.m. two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans denominated in Dollars or of any conversion of Term SOFR Loans denominated in Dollars to Base Rate Loans, (ii) in the case of Alternative Currency Loans, 11:00 a.m. three Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuation, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Term SOFR Loans or Alternative Currency Term Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing of, or conversion to Term SOFR Loans and each Borrowing of, conversion to or continuation of Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(f), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the currency and principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as provided pursuant to Section 2.12(a) and 2.20, no Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be repaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Revolving Lender of the amount and currency of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Lender of the details of any automatic conversion to Base Rate Loans or continuation of Alternative Currency Term Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office for the applicable currency not later than 1:00 p.m., in the case of Loans denominated in Dollars, and not later than the Applicable Time in the case of any Loan denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)Except as otherwise provided herein, a Term SOFR Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Alternative Currency Term Rate Loan. During the existence of a Default, no Loans may be requested as or converted to Alternative Currency Daily Rate Loans or requested as, converted to or continued as Term SOFR Loans or Alternative Currency Term Rate Loans, in each case, without the consent of the Required Lenders.
(d)After giving effect to all Borrowings and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.
(e)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
(f)With respect to any Alternative Currency Daily Rate, Alternative Currency Term Rate or SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.03Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or an Alternative Currency for its own account or the account of any of its Restricted Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.
(b)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer's standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon by the Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(c)Limitations on Amounts, Issuance and Amendment.
(i)A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed its Revolving Commitment, (iv) the Total Outstandings shall not exceed the Aggregate Revolving Commitments and (v) the Total Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.
(ii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is not in an initial stated amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof;

(D)any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate such L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(E)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iii)No Letter of Credit denominated in an Alternative Currency shall be issued if after giving effect to such issuance there would be outstanding Letters of Credit denominated in Alternative Currencies issued by more than three L/C Issuers.
(iv)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.
(e)Participations.
(i)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Revolving Lenders, such L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Revolving Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.
(ii)In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent in Dollars, for account of the applicable L/C Issuer, such Revolving Lender's Applicable Percentage of each L/C Disbursement made by an L/C Issuer (expressed in Dollars in the amount of the Dollar Equivalent thereof) not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Credit Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Revolving Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this Section 2.03(e) to reimburse such L/C Issuer, then to such Revolving Lenders and such L/C Issuer as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.03(e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Lender's Revolving Commitment is amended pursuant to the operation of Section 2.14 or 2.15, as a result of an assignment in accordance with Section 9.02 or otherwise pursuant to this Agreement.
(f)Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement in the currency in which such L/C Disbursement was made (or, if requested by such L/C Issuer, in the Dollar Equivalent of the amount of such L/C Disbursement) by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Base Rate Loans in the Dollar Equivalent of the amount of such L/C Disbursement and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the Dollar Equivalent of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the "Unreimbursed Amount") and such Revolving Lender's Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Dollar Equivalent of the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)Obligations Absolute. The Borrower's obligation to reimburse L/C Disbursements as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by any L/C Issuer of any requirement that exists for such L/C Issuer's protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(vi)any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or
(ix)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.
None of the Administrative Agent, the Revolving Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:
(i)an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(iii)an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Revolving Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) an L/C Issuer declining to take-up documents and make payment (1) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (2) following the Borrower's waiver of discrepancies with respect to such documents or request for honor of such documents or (C) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.
(h)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of

Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer's rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article VIII included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(j)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(k)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Revolving Lenders with respect to any such L/C Disbursement.
(m)Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (f) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Revolving Lender to the extent of such payment.

(n)Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term "L/C Issuer" shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(o)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this clause (o), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the "Collateral Account") an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(p)L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:
(i)reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(ii)on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;
(iii)on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;
(iv)on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
(q)Additional L/C Issuers. Any Revolving Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Borrower, the Administrative Agent and the applicable L/C Issuer. Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.
(r)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Restricted Subsidiaries.
(s)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
Section 2.04[Reserved].
Section 2.05Prepayments.
(a)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative Currency Loans, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, amount and currency of such prepayment, the Class(es) of Loans to be prepaid and the Type(s) of Loans to be prepaid, and if Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Term SOFR Loan or Alternative Currency Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.22. Subject to Section 2.17, each such prepayment of Loans of any Class shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages with respect to such Class.
(b)[Reserved].
(c)If for any reason the Total Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans the Total Outstandings exceed the Aggregate Revolving Commitments then in effect.
(d)Alternative Currencies. If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
Section 2.06Termination or Reduction of Revolving Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Alternative Currency Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
Section 2.07Repayment of Loans. The Borrower shall repay to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans made to the Borrower outstanding on such date.
Section 2.08Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.
(b)
(i)If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09Fees.
(a)The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)Other Fees.
(i)The Borrower shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.10Computation of Interest and Fees.
(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Secured Overnight Financing Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 2.10 for such Alternative Currency and actual days elapsed. All other computations of fees and interest, including those with respect to Term SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in (A) higher pricing or (B) lower pricing, for such period, (x), in the case of higher pricing, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period or (y) in the case of lower pricing, the Administrative Agent shall credit against future interest payments hereunder, an amount equal to the excess of (1) the amount of interest and fees actually paid for such period the amount of interest and fees over (2) the amount of interest and fees that should have been paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(j) or 2.08(b) or under Article VII. The Borrower's obligations under this clause (b) shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.
Section 2.11Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 9.04(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Class, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in subsection (a) above, each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after (i) 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)
(i)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due.
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the "Rescindable Amount"): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Revolving Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(d) are several and not joint. The failure of any Revolving Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 9.03(d) on any date required hereunder shall not relieve any other Revolving Lender of its corresponding obligation to do so on such date, and no Revolving Lender shall be responsible for the failure of any other Revolving Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 9.03(d).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, toward payment of interest, fees and such other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
Section 2.13Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
Section 2.14Extended Revolving Commitments.
(a)    The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the applicable Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments of the applicable Class, (ii) any reduction in the applicable Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of such Revolving Commitments of any Lender providing an Extended Revolving Commitment and (iii) any Extended Revolving Commitments provided pursuant to this clause (a) shall be in a minimum principal amount of $10,000,000.
(b)    Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth in Section 2.14(a) (but which shall not require the consent of any other Lender other than those consents required pursuant to this Agreement). The Administrative Agent shall promptly notify each Lender of the effectiveness of each Additional Credit Extension Amendment. Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent. No Lender shall be under any obligation to provide any Extended Revolving Commitment.
(c)    The provisions of this Section 2.14 shall override any provision of Section 9.02 to the contrary.
Section 2.15Incremental Facilities.
(a)    The Borrower may from time to time after the Closing Date elect to increase the Revolving Commitments or any Extended Revolving Commitments (“Increased Commitments”) or obtain one or more tranches of (or increase any existing tranche of) term loans denominated in Dollars (each, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than (x) $10,000,000, in the case of Increased Commitments and (y) $10,000,000 (or such lesser amount as the Administrative Agent may agree), in the case of Incremental Term Loans, so long as (except in the case of Refinancing Term Loans and Refinancing Revolving Commitments) the aggregate principal amount of Increased Commitments or Incremental Term Loans to be

established or incurred, as applicable, does not exceed $200,000,000. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or Extended Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “New Lender”), to increase their existing Revolving Commitment or Extended Revolving Commitment, or to participate in such Incremental Term Loan, or extend Revolving Commitments or Extended Revolving Commitments, as the case may be; provided that each New Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower and, to the extent such consent would be required under Section 9.04 for an assignment to such New Lender, the Administrative Agent and, in the case of an Increased Commitment, each L/C Issuer (in each case, such consents not to be unreasonably withheld or delayed). Without the consent of any Lenders other than the relevant Increasing Lenders or New Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15. Increases of Revolving Commitments and Extended Revolving Commitment and new Incremental Term Loans created pursuant to this Section 2.15 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or New Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing (but subject to the following proviso), no Increased Commitments or Incremental Term Loans shall be permitted under this paragraph unless (i) on the proposed date of the effectiveness of such increase in the Revolving Commitments or Extended Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (or waived by the Required Lenders) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; provided, that to the extent agreed to by the Lenders providing such Increased Commitments or Incremental Term Loans, as applicable, and the proceeds of such Increased Commitments or Incremental Term Loans, as the case may be, are used to finance a Permitted Acquisition or Investment (other than Investments in (i) cash and Cash Equivalents and (ii) any pre-existing and wholly-owned Restricted Subsidiary), with respect to the condition set forth in Section 4.02(a), only the Specified Representations shall be required to be true and correct, and the condition set forth in Section 4.02(b) shall be limited to an Event of Default under clauses (a), (b), (h) or (i) of Article VII and (ii) other than in the case of Refinancing Term Loans or Refinancing Revolving Commitments, the Borrower shall be in compliance, calculated on a pro forma basis (assuming for this purpose that all Increased Commitments were fully drawn), with the covenants contained in Section 6.01 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement prior to such time. On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments, (i) each relevant Increasing Lender and New Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of the applicable Lenders of such Class to equal its Applicable Percentage of such outstanding Loans, and (ii) if, on the date of such increase, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and New Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans of such Class owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.17) of all then outstanding Revolving Loans of such Class. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the second preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term SOFR Loan or Alternative Currency Term Rate Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.13 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms of any Incremental Term Loans shall be as set forth in the Additional Credit Extension Amendment providing for such Incremental Term Loans; provided that (i) except with respect to an amount equal to the Maturity Carveout Amount at such time, the final scheduled maturity date of any

Incremental Term Loans that are not Refinancing Term Loans shall be no earlier than the then-latest maturity date of any Class of Incremental Term Loans entered into after the Closing Date (and no earlier than the Revolving Credit Maturity Date), (ii) the Weighted Average Life to Maturity of any Incremental Term Loans (other than Refinancing Term Loans) shall not be shorter than the longest then remaining Weighted Average Life to Maturity of any Class of Incremental Term Loans outstanding on the Closing Date (or any longer Weighted Average Life to Maturity required pursuant to any Additional Credit Extension Amendment entered into after the date hereof that has previously become effective), (iii) the provisions with respect to payment of interest (including any “MFN” provisions), original issue discount and upfront fees shall be as set forth in the Additional Credit Extension Amendment providing for such Incremental Term Loans; (iv) such Incremental Term Loans shall be secured by the Collateral on a pari passu basis with the Obligations and guaranteed by the Guarantors (and shall not be secured by any assets other than Collateral or incurred or guaranteed by any obligors other than the Loan Parties); (v) any Class of Incremental Term Loans may contain customary excess cash flow mandatory prepayment provisions, (vi) if the Borrower and the lenders providing the relevant Class of Incremental Term Loans agree, such Incremental Term Loans may be “covenant-lite”, and (vii) if the Borrower and the lenders providing the relevant Class of Incremental Term Loans agree, the Additional Credit Extension Amendment providing for such Incremental Term Loans may permit repurchases by, or assignments to, the Borrower or any Restricted Subsidiary of such Incremental Term Loans pursuant to open market purchases or “dutch auctions” so long as (1) no Event of Default shall have occurred and be continuing, (2) the Incremental Term Loans purchased are immediately and automatically canceled, (3) no proceeds from any loan under any revolving credit facility shall be used to fund such assignments or repurchases and (4) the purchasing party shall be required to identify itself and the seller shall make a customary “big boy” representation. The terms of any Increased Commitments shall be the same as those of the Revolving Commitments or Extended Revolving Commitments, as applicable; provided that Refinancing Revolving Commitments may have a later maturity date than, and pricing and fees different from, those applicable to the Revolving Commitments and Extended Revolving Commitments. For the avoidance of doubt, no Lender shall have any obligation to provide any Increased Commitment or Incremental Term Loan after the date hereof by virtue of this Agreement.
(b)    This Section 2.15 shall override any provisions in Section 9.02 to the contrary.
Section 2.16Cash Collateral.
(a)Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05 or 2.17 or Article VII in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.17Defaulting Lenders.
(a)(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.02.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.18Taxes.
(a)All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Laws. If any applicable law (as determined in the applicable Withholding Agent’s good faith discretion) requires the deduction or withholding any Tax in respect of any such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.18) Lender or L/C Issuer (as the case may be) or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)Without duplication of Section 2.18(a), the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each L/C Issuer, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer, or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Any Lender that is legally entitled to an exemption from or reduction of withholding Tax under the law of any jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referred to in the paragraph below) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, with respect to any Loan made to the Borrower, any Lender that is not a Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally eligible to do so), two duly completed copies of Internal Revenue Service Forms W-9, and any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:
(i)    two duly completed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party,
(ii)    two duly completed copies of Internal Revenue Service Forms W-8ECI (or any successor forms),
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two copies of certificates, in substantially the form of Exhibit I-1, or any other form approved by the Borrower and the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a

“controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two copies of duly completed Internal Revenue Service Forms W-8BEN or W-8BEN-E (or any successor forms),
(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two copies of Internal Revenue Service Forms W-8IMY (or any successor forms) of the Foreign Lender, accompanied by copies of Form W-8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit I-2, Exhibit I-3, or Exhibit I-4, Form W-9, Form W-8IMY and/or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if such Foreign Lender is a partnership and is not a participating Lender and if one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or
(v)    two copies of any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, and
(vi)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)On or before the date on which Bank of America becomes the Administrative Agent hereunder, it shall deliver to the Borrower two executed copies of United States Internal Revenue Service Form W-9.
(g)Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered pursuant to Section 2.18(e) or Section 2.18(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)If the Administrative Agent, an L/C Issuer or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.18, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.18 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, such L/C Issuer or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such L/C Issuer or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such L/C Issuer or such Lender in the event the Administrative Agent, such L/C Issuer or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent, such L/C Issuer or such Lender shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent, such L/C Issuer or such Lender may delete any information therein that the Administrative Agent, such L/C Issuer or such Lender reasonably deems confidential). This Section shall not be construed to require the Administrative Agent or any

Lender to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(i)Each Lender authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 2.18(e).
(j)For the avoidance of doubt, for purposes of this Section 2.18, the term “Lender” shall include any L/C Issuer.
Section 2.19Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.22.
Section 2.20Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.20(b) or Section 2.20(c) and the circumstances under clause (i) of Section 2.20(b) or of Section 2.20(c) or the Scheduled Unavailability Date or the Term SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans or Alternative Currency Loans or Interest Periods or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term

SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.20(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.
(b)Replacement of Term SOFR or Term SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)the Applicable Authority has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the "Term SOFR Scheduled Unavailability Date");
then, on a date and time determined by the Administrative Agent (any such date, the "Term SOFR Replacement Date"), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the "Term SOFR Successor Rate”).
If the Term SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.20(b)(i) or (ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Term SOFR Successor Rate in accordance with this Section 2.20 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a "Term SOFR Successor Rate". Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(c)Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than Term SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or
(ii)the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the "Scheduled Unavailability Date");
or if the events or circumstances of the type described in Section 2.20(c) (i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.20 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a "Non-Term SOFR Successor Rate", and collectively with the Term SOFR Successor Rate, each a "Successor Rate"), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(d)Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(e)For purposes of this Section 2.20, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.
Section 2.21Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;
(ii)subject a Lender or L/C Issuer to any additional Taxes (other than any Excluded Taxes or Indemnified Taxes indemnified under Section 2.18) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any L/C Issuer or any applicable interbank market any other condition, cost or expense affecting this Agreement, Term SOFR Loans made by such Lender or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender's or such L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or such L/C Issuer's capital or on the capital of such Lender's or such L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such L/C Issuer's policies and the policies of such Lender's or such L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 2.21and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 2.21 shall not constitute a waiver of such Lender's or such L/C Issuer's right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 2.21 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.22Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
(c)any assignment of an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; or
(d)any failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;
including any loss of anticipated profits, any foreign exchange loss and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.22, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.
Section 2.23Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.22, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 2.18, or if any Lender gives a notice pursuant to Section 2.19, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.21, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.19, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 2.21, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, if any Lender is a Defaulting Lender, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each Lender of the applicable Class or each affected Lender is required (a “Non-Consenting Lender”) but the consent of the Required Lenders (or of a majority in interest of the Lenders of the applicable Class, as the case may be) is obtained or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.21, Section 2.22 and Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.21 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Laws; and
(v)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 2.23(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 2.23(b) to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.
Section 2.24Survival. All of the Borrower’s obligations under Sections 2.18, 2.19, 2.20, 2.21, 2.22 and 2.23 and this Section 2.24 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders as of the Closing Date and (except as to representations and warranties made as of a date certain) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement, that:
Section 3.01Organization; Powers; Subsidiaries.
(a)    Each of the Borrower and its Restricted Subsidiaries is (i) duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation (as the case may be), (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required; except in each case referred to in clauses (i) (other than with respect to the Borrower), (ii) or (iii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    (i) Schedule 3.01(a) identifies each Subsidiary as of the Closing Date that is (x) a Domestic Subsidiary of the Borrower or (y) a first-tier Foreign Subsidiary (collectively, the “Subject Subsidiaries”), and for each such Subject Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the authorized and issued shares of such Subject Subsidiary, the percentage of issued and outstanding shares of each class of capital stock or other equity interests of such Subject Subsidiary owned by the Borrower and the other Subject Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding and (ii) Schedule 3.01(b) is the organizational chart of the Borrower and identifies each Subsidiary as of the Closing Date. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01, as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary on the Closing Date free and clear of all Liens, other than Liens permitted under Section 6.03. As of the Closing Date, there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 3.01.
Section 3.02Authorization; Enforceability.
(a)    The Transactions are, with respect to each Loan Party as of the Closing Date, within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.
(b)    The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts
. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect, and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect (including, for the avoidance of doubt, the registration and stamping of the Pledge Agreement with the Accounting and Corporate Regulatory Authority of

Singapore and the Inland Revenue Authority of Singapore respectively), (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational or constitutional documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents and Liens permitted by Section 6.03); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.
Section 3.04Financial Statements; Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders  the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of income, of comprehensive income, of stockholders’ equity and of cash flows as of, and for the fiscal year ended, December 31, 2024 reported on by PricewaterhouseCoopers LLP, independent public accountants, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.
(b)    Since December 31, 2024, there has been no material adverse change in the business, assets, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole.
Section 3.05Properties
. Each Loan Party has good record title to, or valid leasehold interests in, all its material real and personal property material to its business, subject to Liens permitted by Section 6.03 and except for such defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the business of the Borrower or any of its Restricted Subsidiaries, (b) has become obligated for any Environmental Liability, or (c) has received written notice of any claim with respect to any Environmental Liability; and (ii) to the knowledge of the Borrower no events has occurred or condition exists that would reasonably be expected to result in any Environmental Liability.
Section 3.07Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.08Investment Company Status. Neither the Borrower nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including any Taxes in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 3.10Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
Section 3.11ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) no Loan Party, nor any Subsidiary nor any ERISA Affiliate has received any written notification during the past five years that any Multiemployer Plan is insolvent or has been terminated within the meaning of Title IV of ERISA. The present value of all accrued benefits under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.
Section 3.12Disclosure. Neither the Lender Presentation nor any of the other reports, financial statements, certificates or other written information (in each case, excluding any financial projections or pro forma financial information and information of a general economic or general industry nature, to which the Borrower makes only those representations stated in the following sentence) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender on or before the Closing Date in connection with the negotiation of this Agreement or delivered thereunder or hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Borrower’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
Section 3.13Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X under the Exchange Act.
Section 3.14Security Interests. The provisions of each Collateral Document, upon execution and delivery thereof by the parties thereto, are effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements and upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by this Agreement or the Collateral Documents), the registration of the Pledge Agreement within the statutorily prescribed timelines with the Accounting and Corporate Regulatory Authority of Singapore, the payment of stamp duty of up to a maximum amount of S$500 on the Pledge Agreement to the Inland Revenue Authority of Singapore, and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected first priority Liens on the Collateral (subject to Liens permitted by Section 6.03) to the extent perfection can be obtained by the filing of UCC financing statements, possession or control, securing the Obligations, enforceable against the applicable Loan Party.
Section 3.15USA PATRIOT Act. Each of the Loan Parties and each of the Restricted Subsidiaries are in compliance, in all material and applicable respects, with the Act.
Section 3.16Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers, and to the knowledge of the Borrower, their employees and agents are in compliance with Anti-Corruption Laws and Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers, and to the knowledge of the Borrower, their employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person. None of the Transactions contemplated hereby will violate any Anti-Corruption Law or Sanctions.
Section 3.17Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses as the Borrower and its Restricted Subsidiaries.
Section 3.18No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 3.19Affected Financial Institution. No Loan Party is an Affected Financial Institution.
Section 3.20Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA).
Section 3.21Intellectual Property, Privacy and Data Security.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries owns, or is licensed or possesses the right to use, all Intellectual Property necessary to the conduct of its business as currently conducted. To the knowledge of Borrower or any Restricted Subsidiaries, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property by the Borrower or any Restricted Subsidiary or the validity or effectiveness of any Intellectual Property owned by the Borrower or any Restricted Subsidiary, nor does the Borrower or any Restricted Subsidiary know of any valid basis for any such claim, other than any such claim that could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the Intellectual Property rights of any Person.
(b)    Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has taken commercially reasonable efforts to protect and maintain the security, integrity and continuous operation of the information technology assets (along with the data, including personal data processed thereby) used by them or on their behalf, and there has been no breach, violation or unauthorized access to the same.
Section 3.22Outbound Investment Regulations. To their knowledge, the Borrower and its subsidiaries (i) will comply with the Outbound Investment Rules, and (ii) agree not to engage in any activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or that the Administrative Agent or any Lender would be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE IV

CONDITIONS
Section 4.01Closing Date. The effectiveness of the Revolving Commitments and the obligations of the Revolving Lenders to make Revolving Loans thereunder, in each case, on the Closing Date, are subject to each of the following conditions being satisfied:
(a)    The Administrative Agent (or its counsel) shall have received a counterpart signature page of this Agreement signed on behalf of (i) each Loan Party, (ii) each Revolving Lender, and (iii) the Administrative Agent;

(b)    The Administrative Agent (or its counsel) shall have received the Guarantee Agreement, executed and delivered by (i) duly authorized officer(s) of the Borrower and each Guarantor party thereto on the Closing Date and (ii) the Administrative Agent;
(c)    The Administrative Agent (or its counsel) shall have received:
(i)    the Pledge Agreement executed and delivered by (A) duly authorized officer(s) of the Borrower and each Guarantor and Non-Loan Party Equity Pledgor party thereto on the Closing Date and (B) the Administrative Agent;
(ii)    proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC of each U.S. national or state jurisdiction as may be required to perfect the security interests purported to be created by the Pledge Agreement;
(iii)    a copy of the letter of authorization and confirmation addressed to Linklaters Singapore Pte. Ltd. duly signed by the Singaporean Guarantor and evidence that the details of the Lien created by the Pledge Agreement have been, or will be substantially simultaneously with the effectiveness of this Agreement, duly registered with the Accounting and Corporate Regulatory Authority of Singapore;
(iv)     evidence that stamp duty on the Pledge Agreement has been paid, or will be paid substantially simultaneously with the effectiveness of this Agreement, to the Inland Revenue Authority of Singapore;
(v)     subject to section 5.12, all of the Collateral referred to in the Pledge Agreement which constitute certificated Equity Interests, if any, together with undated stock powers or other instruments of transfer executed in blank, and all other documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral (except to the extent expressly not required by the Pledge Agreement); and
(vi)    copies of recent lien and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties in form and substance satisfactory to the Administrative Agent;
(d)    The Administrative Agent shall have received a Loan Notice for the Revolving Loans to be made on the Closing Date one (1) Business Day prior to the Closing Date;
(e)    The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects, including such materiality qualifier) on and as of the Closing Date, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date;
(f)    After giving effect to the effectiveness of the Revolving Commitments and the incurrence of any Revolving Loans thereunder, in each case, on the Closing Date, no Default or Event of Default shall have occurred and be continuing;
(g)    The Administrative Agent shall have received (i) the executed legal opinion of Dechert LLP, New York counsel to the Borrower and the Guarantors, and (ii) the executed legal opinion of Linklaters Singapore Pte. Ltd., Singapore counsel to the Administrative Agent, each in form reasonably satisfactory to the Administrative Agent;

(h)    The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of each Loan Party in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
(i)    The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole on a consolidated basis) on the Closing Date after giving effect to the incurrence of any Revolving Loans on the Closing Date from a Financial Officer of the Borrower;
(j)    (i) The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information reasonably requested in writing by them at least ten Business Days prior to the Closing Date in order to allow the Lenders to comply with the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification;
(k)    The Administrative Agent and the Arrangers shall have received all fees (including any fees set forth in the funds flow) and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;
(l)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(e) and (f) have been satisfied;
(m)    The Borrower shall have paid (or caused to be paid) to the Administrative Agent for the account of each Revolving Lender all upfront or similar fees separately agreed by the Borrower to be paid in connection with this Agreement; and
(o)    The Refinancing shall have been consummated or shall be consummated substantially concurrently with the effectiveness of this Agreement.
Section 4.02Subsequent Credit Events. Except as provided in Section 2.15, the obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans) and of the L/C Issuers to issue, amend, renew or extend any Letter of Credit, in each case, following the Closing Date is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects, including such materiality qualifier) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)    The Administrative Agent or L/C Issuer, as applicable, shall have received a Loan Notice or Letter of Credit Application, as applicable.

Each Borrowing (but not a conversion or continuation of Loans) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and all Obligations (other than (A) contingent indemnification obligations and (B) Cash Management Obligations) have been paid in full and all Letters of Credit have expired or been terminated (other than Letters of Credit that have been Cash Collateralized or that are subject to other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer), the Borrower covenants and agrees with the Lenders that:
Section 5.01Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):
(a)    within seventy-five (75) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2025, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of income, of comprehensive income, of stockholders’ equity and of cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception resulting solely from an upcoming maturity date of any Indebtedness or a prospective non-compliance with any financial maintenance covenant under this Agreement)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2025, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of income, of comprehensive income, of stockholders’ equity and of cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    (i) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit G executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Section 6.01 hereof (a “Compliance Certificate”) and (ii) concurrently with any delivery of financial statements under clause (a) above, a supplement to Schedule 7 to the Perfection Certificate delivered as of the Closing Date or a certification in the Compliance Certificate stating that there has been no change in the information set forth in Schedule 7 of such Perfection Certificate (as supplemented, if applicable), as the case may be, most recently delivered to the Administrative Agent;
(d)    promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and (ii) information necessary for the Administrative Agent or any Revolving Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case, as the Administrative Agent or any Revolving Lender (in each case through the Administrative Agent) may reasonably request; and
(e)    at any time there are any Unrestricted Subsidiaries, with each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, (i) the related combined financial statements of the Unrestricted Subsidiaries accompanied by the certification of a Financial Officer of the Borrower certifying that such financial information presents fairly, in all material respects in accordance with GAAP, the financial position and result of operations of all Unrestricted Subsidiaries and (ii) a list of all Unrestricted Subsidiaries as of such date or confirmation that there has been no change in such information since the date of the last such list; provided, however, that no information pursuant to this clause (f) shall be required if the total amount of assets of all Unrestricted Subsidiaries as at the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) and 5.01(b) above, determined on a consolidated basis in accordance with GAAP, are less than 5.0% of Consolidated Net Tangible Assets.
Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet (if such website address has been identified to the Administrative Agent) or the website of the SEC; or (ii) on which such documents are delivered by the Borrower to the Administrative Agent to be posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the SEC) or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.
The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a), (b) and (e) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.01(c) and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).
Section 5.02Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:
(a)    the occurrence of any Default;
(b)    any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any Environmental Laws, in each case that could reasonably be expected to result in a Material Adverse Effect;
(c)    [reserved]; and
(d)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, specifying the nature thereof, what action the Borrower, any Subsidiary or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto (including any correspondence received from or provided to the Internal Revenue Service, the Department of Labor or the PBGC or the Multiemployer Plan sponsor with respect thereto) and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC or the Multiemployer Plan sponsor with respect thereto.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. It being understood that any notice required to be delivered under this Section 5.02 shall be deemed delivered when publicly filed with the SEC.
Section 5.03Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (i) (other than with respect to the Borrower) or clause (ii), in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Sections 6.07 or 6.09; provided, further, that, for the avoidance of doubt, clause (i) above shall not apply with respect to Immaterial Subsidiaries that are not Loan Parties.
Section 5.04Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay material federal and other material state, provincial and other Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
Section 5.05Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all tangible Property material to the conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, it being understood that this covenant only relates to the working order and condition of such properties and shall not be construed as a covenant not to dispose of such properties and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year; provided, further, that none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants.
Section 5.07Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.
Section 5.08Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans that are drawn on the Closing Date will be used to finance the Refinancing and may be used to pay any accrued and unpaid interest, costs and expenses incurred in connection with the Transactions. The proceeds of Loans and other Credit Extensions made following the Closing Date will be used to finance the working capital needs, and for general corporate purposes (including Permitted Acquisitions) or any other purposes not prohibited by this Agreement, of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.09Further Assurances; Additional Security and Guarantees.
(a)    The Borrower shall, and shall cause each Guarantor to, at the Borrower’s expense comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents (including, without limitation, any such action reasonably requested by the Administrative Agent in connection with the delivery by the Borrower of any Perfection Certificate); provided, that, the Borrower shall have no obligations under this Section 5.09(a) during the continuance of a Collateral Suspension Period.
(b)    Upon the formation (including by means of a division) or acquisition of any Specified Domestic Subsidiary by the Borrower or any Guarantor or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (to the extent such Restricted Subsidiary is also a Specified Domestic Subsidiary); provided, that, the Loan Parties shall have no obligations under this Section 5.09(b) to become subject to any Collateral Document or grant any Lien (but shall, for the avoidance of doubt, comply with Section 5.09(b)(i)(C), Section 5.09(b)(i)(D) and Section 5.09(b)(i)(E) (in each case, with respect to the guarantee provided by such Specified Domestic Subsidiary) during the continuance of a Collateral Suspension Period:
(i)    within sixty (60) days after such formation (including by means of a division) or acquisition (or such longer period as may be reasonably acceptable to the Administrative Agent):
(A)    cause any such Subsidiary to deliver a Perfection Certificate to the Administrative Agent;
(B)    deliver all certificated Equity Interests of such Subsidiary held by any Loan Party and all certificated Equity Interests owned by such Subsidiary, in each case, that are Collateral and required to be so delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party;
(C)    cause each such Subsidiary to execute a supplement to each of the Guarantee Agreement and the Pledge Agreement and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Pledge Agreement to be duly perfected to the extent required by such agreement or this Agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent;
(D)    such customary documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent and its counsel; and
(E)    if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such Specified Domestic Subsidiary.

(c)    Notwithstanding the foregoing, no Restricted Subsidiary shall be required to comply with the provisions of Section 5.09(b) to the extent that the cost of providing any Guarantee required by this Section is, in the reasonable determination of the Administrative Agent (in consultation with the Borrower), excessive in relation to the value to be afforded to the Lenders thereby.
(d)    Notwithstanding anything else herein or in any Loan Document to the contrary, other than during the continuance of a Collateral Suspension Period, the Borrower shall cause the Equity Interests issued by each Guarantor (other than itself) to be subject to a valid and perfected, first-priority security interest (subject to Liens permitted by Section 6.03) in favor of the Administrative Agent and shall promptly notify the Administrative Agent prior to any disposition, merger or any other event that may result in any such Equity Interests to cease to be subject to the Administrative Agent’s Lien and shall enter into and deliver all security documents, certificates and instruments as requested by the Administrative Agent in form and substance satisfactory to the Administrative Agent and, if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the security provided by such Non-Loan Party Equity Pledgor within 60 days (or such longer period as the Administrative Agent may agree to) of any such event.
(e)    Other than during the continuance of a Collateral Suspension Period, promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.
(f)    On an Investment Grade Rating Trigger Date, at the election of the Borrower, all Liens in favor of the Secured Parties securing the Obligations pursuant to the Collateral Documents shall be released and terminated, and all rights in and to the Collateral pledged or assigned by any Loan Party or Non-Loan Party Equity Pledgor thereunder to the Secured Parties shall automatically revert to such Loan Party or Non-Loan Party Equity Pledgor, and the Administrative Agent shall return promptly any pledged Collateral in its possession to such Loan Party or Non-Loan Party Equity Pledgor, or to the Person or Persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to such Loan Party or Non-Loan Party Equity Pledgor, or to the Person or Persons legally entitled thereto, and to evidence or document the release of the interests of the Secured Parties arising under the Collateral Documents, all as reasonably requested by, and at the sole expense of, such Loan Party or Non-Loan Party Equity Pledgor.
(g)    If, after any Investment Grade Rating Trigger Date, a Secured Covenant Reinstatement Event occurs, the Collateral Suspension Period shall terminate and all Collateral and the Collateral Documents, and all Liens granted or purported to be granted therein, shall be reinstated as of the Collateral Reinstatement Date on the same terms as in effect immediately prior to such Investment Grade Rating Trigger Date, and the Loan Parties, the Non-Loan Party Equity Pledgor and all Specified Domestic Subsidiaries that, but for the Collateral Suspension Period, would have been required to provide Collateral shall, at their sole cost and expense, take all actions and execute and deliver all documents including the delivery of new pledge and security documents, UCC-1 financing statements and stock certificates accompanied by stock powers as necessary or reasonably requested by the Administrative Agent to create and perfect the Liens of the Administrative Agent in such Collateral and their assets that would have constituted Collateral, in form and substance reasonably satisfactory to the Administrative Agent and Administrative Agent, within 90 days of such Secured Covenant Reinstatement Event (or such longer period as the Administrative Agent may agree in its sole discretion) (the first date on which a new pledge and or security document is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”). Upon the occurrence of a Secured Covenant Reinstatement Event, a Secured Covenants Period shall be in effect until such time as a subsequent Investment Grade Rating Trigger Date shall occur. Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, no action taken or omitted to be taken by the Borrower or any of its Restricted Subsidiaries during a Unsecured Covenants Period shall give rise to a Default or Event of Default on or after a Secured Covenant Reinstatement Event so long as such action or omission was permitted during such Unsecured Covenants Period.
Section 5.10Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing; provided, further, that in no event shall any Subsidiary of the Borrower be designated as an Unrestricted Subsidiary if such Subsidiary owns any Material Intellectual Property; provided, further, that in no event shall the Singaporean Guarantor be designated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’, as applicable, Investments therein at the time of the designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) at the time of designation of any Investment, the incurrence of Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiaries, as applicable, investment in such Subsidiary.
Section 5.11Outbound Investment Rules. The Borrower will not knowingly, and will not knowingly permit any of its subsidiaries to, engage, directly or indirectly, in (i) any activities in violation of the Outbound Investment Rules, or (ii) any activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or that the Administrative Agent or any Lender would be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 5.12Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to take, each of the actions set forth on Schedule 5.12 within the time period prescribed therefor on such schedule.
ARTICLE VI

NEGATIVE COVENANTS
From the date hereof until the Commitments have expired or terminated all Obligations (other than (A) contingent indemnification obligations and (B) Cash Management Obligations) have been paid in full and all Letters of Credit have expired or been terminated (other than Letters of Credit that have been Cash Collateralized or that are subject to other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer), the Borrower covenants and agrees with the Lenders that:
Section 6.01Financial Covenants.
(a)Maximum Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than 3.00 to 1.00.
(b)Minimum Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.
Section 6.02Indebtedness. The Borrower will not create, incur, assume or permit to exist, and will not permit any Restricted Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:
(a)    so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, secured Indebtedness in an aggregate principal amount not to exceed the maximum aggregate principal amount of Loans that could be incurred by the Borrower at such time without causing the Consolidated Leverage Ratio to exceed 2.50 to 1.00 after giving effect to its incurrence, calculated on a pro forma basis as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement; provided that at the time of incurrence such Indebtedness complies with the Ratio Incurrence Conditions;
(b)    unsecured Indebtedness of the Borrower and any Restricted Subsidiary in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) at any time outstanding, including all Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to this clause (b), not in excess of the greater of $250,000,000 and 5% of Consolidated Net Tangible Assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement;
(c)    other unsecured Indebtedness of the Borrower and any Restricted Subsidiary if at the time of the incurrence such unsecured Indebtedness (i) no Default or Event of Default shall have occurred and be continuing or arise after giving effect thereto and (ii) on a pro forma basis after giving effect to its incurrence, the Borrower would be in compliance with Section 6.01 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement; provided that at the time of incurrence such Indebtedness complies with the Ratio Incurrence Conditions;
(d)    Indebtedness pursuant to any Loan Document, any Replacement Facility or any Incremental Equivalent Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof);
(e)    Indebtedness existing on the Closing Date (other than Indebtedness permitted by clause (d) above) set forth in Schedule 6.02, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e);
(f)    unsecured Indebtedness of the Borrower to any Restricted Subsidiary or of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that any such Indebtedness of a Loan Party with a principal amount at any time outstanding in excess of $100,000,000 individually is subject to the Intercompany Subordination Agreement;
(g)    Guarantees of Indebtedness incurred by (i) any Loan Party of obligations of any other Loan Party or any Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party of obligations of the Borrower or any other Restricted Subsidiary; provided, however, that no such Guarantee by a Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party may be secured by Liens on all or a portion of the Collateral that rank senior to or pari passu with the Liens on the Collateral securing the Obligations;
(h)    Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (h) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;
(i)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed, taken together with any Indebtedness of Foreign Subsidiaries permitted in reliance on clause (e) and including all Permitted Refinancing Indebtedness of Indebtedness incurred pursuant to this clause (i) or clause (e), $1,000,000,000 at any time outstanding;
(j)    the 2027 Senior Notes;
(k)    Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, or the honoring by a bank of other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(l)    Indebtedness of the Borrower or any Restricted Subsidiary in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Restricted Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligations;
(m)    Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower to the extent permitted by Section 6.04;
(n)    (i) Cash Management Obligations and other Indebtedness in respect of card obligations and similar cash management arrangements, (ii) any customary cash management, cash pooling or netting or setting-off arrangements incurred in the ordinary course of business and (iii) Indebtedness in respect of bankers’ acceptances, customs, or Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money;
(o)    Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII; and
(p)    any Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to the foregoing clauses (a) through (o) that was permitted to be incurred on the date of such incurrence.
Section 6.03Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:
(a)    Permitted Encumbrances;
(b)    (w) Liens pursuant to the Loan Documents, (x) Liens pursuant to any Replacement Facility, (y) Liens securing any Incremental Equivalent Indebtedness, so long as, in the case of any Incremental Equivalent Indebtedness, the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable and (z) Liens securing other secured Indebtedness permitted to be incurred pursuant to Section 6.02(a) hereof so long as, the holders of such Indebtedness are parties to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable (including in each case, any Permitted Refinancing Indebtedness in respect thereof);
(c)    any Lien on any Property of the Borrower or any Restricted Subsidiary existing on the Closing Date (other than Liens permitted by clause (b) above and clause (y) below) set forth in Schedule 6.03, and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Restricted Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.02, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;
(d)    any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof and (iv) Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 6.02;
(e)    Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.02, and (ii) such security interests shall not apply to any other Property of the Borrower or any Restricted Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof;
(f)    rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related Liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
(g)    Liens on assets of Foreign Subsidiaries to the extent the Indebtedness secured thereby is permitted pursuant to Section 6.02(i);
(h)    Liens securing Indebtedness owing to the Borrower or any Guarantor;
(i)    leases, licenses, authorizations, covenants not to sue, subleases or sublicenses granted to others in the ordinary course of business which do not materially detract from the value of Collateral or interfere in any material respect with the business of the Borrower or any Restricted Subsidiary;
(j)    Liens in favor of customs, import, export and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(k)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry; and (iv) incurred in connection with a cash management program established in the ordinary course of business;
(l)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;
(m)    Liens deemed to exist in connection with Investments in equipment repurchase agreements, consignment arrangements, inventory supply agreements and other similar agreements permitted under Section 6.05;
(n)    rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(o)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Restricted Subsidiary;

(p)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(q)    Liens securing insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(r)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(s)    any encumbrance or restriction with respect to the transfer of the Equity Interests in any joint venture or similar arrangement pursuant to the terms of the joint venture documents;
(t)    Liens on cash, Cash Equivalents or other property arising in connection with any defeasance, discharge or redemption of Indebtedness;
(u)    (i) zoning, building, entitlement, public utility and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(v)    Liens solely on any cash earnest money deposits or other similar escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any Investment, Disposition, letter of intent or purchase agreement in each case permitted hereunder;
(w)    Liens on property or assets under construction or development (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(x)    Liens (including put and call arrangements) on capital stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(y)    (i) Liens on capital stock of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal, put/call arrangements, and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly-owned Subsidiaries;
(z)    Liens on Intellectual Property of the Borrower and its Restricted Subsidiaries to secure payments to any developer of such Intellectual Property; and
(aa)    Liens not otherwise permitted by this Section 6.03, provided that a Lien shall be permitted to be incurred pursuant to this clause (aa) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (aa) would not exceed the greater of (x) $250,000,000 and (y) 5% of Consolidated Net Tangible Assets at any one time.
Section 6.04Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    the Borrower may make other Restricted Payments (including any Restricted Payments in respect of any Junior Financing) in amounts not to exceed the Available Amount;

(b)    the Borrower or any Restricted Subsidiary may make unlimited Restricted Payments under this clause (b) (including any payments in respect of any Junior Financing) so long as (A) on a pro forma basis the Consolidated Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of this Agreement would not exceed 2.50 to 1.00 and (B) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto;
(c)    the Borrower or any Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests;
(d)    any Restricted Subsidiary may declare and make Restricted Payments (i) to the Borrower or any Guarantor or any other Person that directly owns Equity Interests in such Restricted Subsidiary, ratably with respect to their Equity Interests or (ii) with respect to any taxable period with respect to which such Restricted Subsidiary is a member of a consolidated, combined or unitary group for U.S. federal or applicable state or local income tax purposes of which the Borrower is the common parent, to the Borrower and any other direct holder of Equity Interests of such Restricted Subsidiary permitted hereunder to enable the Borrower to pay the portion of any consolidated, combined or unitary U.S. federal, state or local income Taxes of such group for such taxable period that are attributable to the taxable income of such Restricted Subsidiary; provided that such payments by such Restricted Subsidiary shall not exceed the Taxes that would have been payable by such Restricted Subsidiary and its Subsidiaries on a stand-alone basis for such taxable period (taking into account any net operating loss carry forwards attributable to such Restricted Subsidiary and its Subsidiaries);
(e)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Restricted Subsidiaries in an amount (exclusive of any amounts paid to account for or otherwise reimburse any withholding taxes) not to exceed $25,000,000 in any fiscal year and $50,000,000 during the term of this Agreement plus, in each case, any proceeds received by the Borrower in connection with the issuance of Equity Interests that are used for the purposes described in this clause (e);
(f)    the Borrower may make Restricted Payments consisting of the cashless exercise of options and warrants of the Equity Interests of the Borrower or any of its Subsidiaries (including, in connection with the payment of, or reimbursement for, any withholding taxes);
(g)    each Restricted Subsidiary may make Restricted Payments to the Borrower and to wholly owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);
(h)    [reserved];
(i)    the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower, including Designated Preferred Stock;
(j)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may pay regular quarterly cash dividends on its common stock in an amount not exceeding in any fiscal quarter of the Borrower $0.08269 per outstanding share of common stock of the Borrower; provided, that, the amount of Restricted Payments permitted pursuant to this clause (j) shall be increased by 5% per share for each fiscal year following the fiscal year ending December 31, 2025;
(k)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(l)    [reserved];
(m)    [reserved];
(n)    [reserved];
(p)    the Borrower and its Restricted Subsidiaries may make Restricted Payments comprised of prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financing initially incurred by an Acquired Entity or Business, as part of the transactions consummated in connection with the acquisition of such entity or business or with the net cash proceeds of any Permitted Refinancing Indebtedness in respect of such Junior Financing;
(q)    the Borrower and its Restricted Subsidiaries may make Restricted Payments comprised of payments upon the conversion of any Junior Financing to cash or Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(s)    the Borrower may purchase its capital stock from present or former officers, directors, employees or consultants of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment or services of such individual;
(t)    the Borrower and its Restricted Subsidiaries may redeem, repurchase, prepay or make other payments in respect of all or part of the 2027 Senior Notes;
(u)    [reserved]; and
(v)    the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with any other provision of this Section 6.04.
Section 6.05Investments. The Borrower will not, and will not allow any of its Restricted Subsidiaries to make or hold any Investments, except:
(a)    any Investment; provided that the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made;
(b)    unlimited Investments under this clause (b) so long as on a pro forma basis at the time such Investment is made the Consolidated Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of this Agreement would not exceed 2.50 to 1.00;
(c)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost, if applicable) not to exceed $250,000,000 at any time outstanding;
(d)    Investments by the Borrower or a Restricted Subsidiary in cash and Cash Equivalents;
(e)    loans or advances to officers, directors, consultants and employees of the Borrower and the Restricted Subsidiaries made in the ordinary course of business or acquired by the Borrower or any Restricted Subsidiary (in addition to any Permitted Refinancing Indebtedness thereof) in an aggregate principal amount outstanding not to exceed $15,000,000;

(f)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business,
(g)    Investments resulting from (x) the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.07 (other than Section 6.07(h)) or Restricted Payments permitted by Section 6.04 and (y) obligations to make payments with respect to or in connection with seller notes and similar instruments;
(h)    Investments existing on the Closing Date and set forth on Schedule 6.05, and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;
(i)    Investments in Swap Agreements not entered into for speculative purposes;
(j)    Permitted Acquisitions (including, for the avoidance of doubt, Investments in Restricted Subsidiaries serving as the acquiror entity in any Permitted Acquisition);
(k)    [reserved];
(l)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(m)    Investments consisting of extension of credit in the nature of accounts receivables or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;
(n)    Investments consisting of acquisitions of Equity Interests or securities received in settlement of debts created in the ordinary course and owing to the Borrower or any Restricted Subsidiary in satisfactions of judgment;
(o)    Investments in the ordinary course of business consisting of the non-exclusive licensing of Intellectual Property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;
(p)    investments, loans, advances, guarantees and acquisitions resulting from a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;
(q)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;
(r)    Investments held by an Acquired Entity or Business (including by means of a division) (or designated as such) after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 6.09 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, division or consolidation and were in existence on the date of such acquisition, merger, division or consolidation;
(s)    [reserved];

(t)    Guarantee Obligations permitted by Section 6.02;
(u)    intercompany Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary;
(v)    [reserved];
(w)    Investments in connection with equipment repurchase agreements, consignment arrangements, inventory supply agreements and other similar agreements; and
(x)    guarantees (i) by any Loan Party of Indebtedness and other obligations of Borrower and the other Loan Parties not otherwise permitted hereunder, (ii) by the Borrower or any Restricted Subsidiary of Indebtedness and other obligations of any Loan Party not otherwise permitted hereunder, (iii) by any Restricted Subsidiary that is not a Guarantor of Indebtedness and other obligations of any other Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder and (iv) by any Loan Party of Indebtedness and other obligations of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder.
Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Borrower or any Restricted Subsidiary contribute any Material Intellectual Property to, or otherwise invest any Material Intellectual Property in, any Unrestricted Subsidiary.
Section 6.06Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions for consideration in excess of $5,000,000 for any individual transaction, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except (a) transactions between or among Loan Parties; (b) transactions among Restricted Subsidiaries that are not Loan Parties or among Restricted Subsidiaries that are not Loan Parties and Loan Parties; (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Borrower or such Restricted Subsidiary; (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business; provided that any payment in respect of an Unrestricted Subsidiary shall count as an Investment under Section 6.05; (e) Restricted Payments and other payments permitted under Section 6.04; (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Restricted Subsidiaries; (g) pledges of the Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; (h) the provision of Cash Collateral permitted under Section 6.03(w) and payments and distributions of amounts therefrom; and (i) transactions existing or contemplated on the Closing Date.
Section 6.07Dispositions. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Disposition, except:
(a)    any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (or the right to receive cash (including, without limitation, pursuant to seller notes and other similar instruments representing deferred purchase price amounts)) and (iii) the Disposition is on an arm’s length basis;
(b)    non-exclusive licenses of technology in the ordinary course of business which, in the aggregate do not materially detract from the value of any Collateral or materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Restricted Subsidiaries;
(c)    [reserved];

(d)    the abandonment, lapse or other termination of any Intellectual Property (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or go abandoned) in the ordinary course of business where such Intellectual Property is, in the good faith determination of the Borrower, (i) no longer commercially reasonable or practical to maintain under the circumstances or (ii) no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;
(e)    Dispositions of obsolete, damaged, uneconomic, used, surplus or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries, in each case, in the ordinary course of business;
(f)    Dispositions of inventory and goods held for sale, each in the ordinary course of business;
(g)    the unwinding or settling of any Swap Agreement;
(h)    Dispositions permitted by Section 6.05;
(i)    Dispositions of cash and Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;
(j)    Dispositions of accounts receivable in connection with the collection or compromise thereof;
(k)    Dispositions of Investments in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(l)    Dispositions in connection with equipment repurchase agreements, consignment arrangements, inventory supply agreements and other similar agreements, so long as such agreements were entered into in the ordinary course of business;
(m)    the sale or issuance of any Restricted Subsidiary’s Equity Interests to the Borrower or any Guarantor, or if any Restricted Subsidiary is not a Loan Party, to any other Restricted Subsidiary;
(n)    the Borrower or any Restricted Subsidiary of the Borrower may Dispose of any assets to the Borrower or any Guarantor or, any other Restricted Subsidiary;
(o)    (i) the issuance or sale of shares of any Restricted Subsidiary’s Equity Interests to qualified directors if required by applicable law and (ii) compensatory issuances or grants of Equity Interests of the Borrower approved by the Borrower’s board of directors, any committee thereof or any designee of either to employees, officers, directors or consultants made pursuant to equity-based compensation plans or arrangements that have been approved by the shareholders of the Borrower;
(p)    Dispositions or exchanges of equipment or other property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(q)    Dispositions in the form of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary, taken as a whole;
(r)    Dispositions of the Equity Interests of Unrestricted Subsidiaries;

(s)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business (including, for the avoidance of doubt, claims from a Governmental Authority).
Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Borrower or any Restricted Subsidiary Dispose of any Material Intellectual Property to any Unrestricted Subsidiary.
Section 6.08Changes in Fiscal Year; Accounting Standards; Lines of Business.
(a) The Borrower will cause its fiscal year to end on December 31 of each calendar year; provided that the Borrower may upon written notice to the Administrative Agent cause its fiscal year to end on another date with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
(b) The Borrower will not make or permit any changes in accounting policies or reporting practices, except changes that are required by GAAP (or deemed by the Borrower to be advisable under or reasonable interpretations of GAAP) or change independent accounts other than to any nationally recognized firm or such other firm reasonably acceptable to the Administrative Agent.
(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the Closing Date and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.
Section 6.09Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, if at the time of any such merger, consolidation, liquidation or dissolution and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:
(a)    any Restricted Subsidiary may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the surviving Person in such merger or consolidation;
(b)    any Restricted Subsidiary may be merged or consolidated or be amalgamated (i) with or into any other Restricted Subsidiary (provided that if only one party to such transaction is a Guarantor, the continuing or surviving corporation shall be a Guarantor) or (ii) in order to consummate any Investment otherwise permitted by Section 6.05;
(c)    any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;
(d)    any Loan Party may merge or consolidate with any other Person in a transaction in which such Loan Party is the surviving Person in such merger or consolidation;
(e)    the Borrower and any Restricted Subsidiary may enter into any merger, consolidation or similar transaction with another Person to effect a transaction permitted under Section 6.05; provided that in the case of the Borrower, the Borrower shall be the continuing or surviving corporation;
(f)    any Immaterial Subsidiary (other than a Qualifying Subsidiary) may liquidate or dissolve voluntarily;

(g)    any Restricted Subsidiary may merge into or consolidate with the Borrower or any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Loan Party, is a Loan Party); provided that if the Borrower is a party to any such merger or consolidation transaction, the Borrower shall be the surviving Person in such merger or consolidation;
(h)    transactions permitted under Section 6.07 shall be permitted; and
(i)    any Unrestricted Subsidiary may merge into a Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary to effect a transaction permitted under Section 6.05.
Section 6.10Amendments of Junior Financings. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing.
Section 6.11Amendments to Organizational Documents. The Borrower shall not amend or otherwise modify any of its organizational documents in a manner that would be materially adverse to the Lenders.
Section 6.12Burdensome Agreements. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity or assets of such Restricted Subsidiary, (iii) the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary of such Person after the date hereof, provided that such agreements exist at the time such Person becomes a Restricted Subsidiary or such agreements are assumed and in each case are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the agreements being assumed, (iv) any restrictions set forth in any Incremental Equivalent Indebtedness, other secured Indebtedness permitted to be incurred pursuant to Sections 6.02(a) and (d), Replacement Facility or any Junior Financing so long as the restrictions set forth therein are not, taken as a whole, materially more restrictive than the corresponding provisions in the Loan Documents, (v) any agreements governing any purchase money Liens or Finance Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (vi) restrictions and conditions existing on the Closing Date on Schedule 6.12 (but not to any amendment or modification expanding the scope or duration of any such restriction or condition), (vii) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (viii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof, (ix) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (x) any agreement of a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party governing Indebtedness permitted to be incurred or permitted to exist under this Agreement, (xi) any agreement or arrangement already binding on a Restricted Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition, (xii) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 6.05), which limitation is applicable only to the assets that are the subject of such agreements, (xiii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xiv) restrictions imposed by any Governmental Authority or arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit or (xv) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.
Section 6.13Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits limits or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement, the other Loan Documents, and other agreements governing such Indebtedness, (b) any agreements governing any purchase money Liens or Finance Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement governing any Junior Financing, Incremental Equivalent Indebtedness, other secured Indebtedness permitted to be incurred pursuant to Sections 6.02(a), (b) and (d) or a Replacement Facility permitted hereunder so long as the restrictions set forth therein are no more restrictive than the corresponding provisions in the Loan Documents, (d) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary, (e) the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary of such Person after the date hereof, provided that such agreements exist at the time such Person becomes a Restricted Subsidiary or such agreements are assumed and in each case are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the agreements being assumed, (f) any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 6.02, (g) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (h) customary restrictions contained in Indebtedness incurred pursuant to Section 6.02 (provided that such restrictions do not restrict the Liens securing the Obligations), (i) restrictions arising in connection with cash or other deposits permitted under Sections 6.03 or 6.05 and limited to such cash or deposit, (j) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (k) restrictions imposed by any Governmental Authority or arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, and (l) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.
Section 6.14[Reserved].
Section 6.15Additional Covenant During an Unsecured Covenants Period. During any Unsecured Covenants Period, the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it securing Indebtedness if the aggregate principal amount of all Indebtedness secured by all such Liens would exceed $250,000,000.
ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (each an “Event of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement (unless financed with a Borrowing as contemplated by Section 2.03(f)) when and as the same shall become due and payable in accordance with the terms hereof;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or Restricted Subsidiary in this Agreement or any other Loan Document, or in any certificate, or other document required to be delivered in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI, Section 5.02(a), Section 5.03(i) (solely with respect to the legal existence of the Borrower) or Section 5.08; provided that an Event of Default under this clause (d) as a result of a breach of Section 6.01 shall not constitute an Event of Default for purposes of any Incremental Term Loan unless and until the Required Revolving Lenders have declared all outstanding Obligations under the Revolving Facility to be immediately due and payable and such declaration has not been rescinded on or before such date;
(e)    any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;
(f)    (i) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which the Borrower or any Restricted Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by the Borrower or any Restricted Subsidiary as a result thereof exceeds $100,000,000 and the Borrower or any Restricted Subsidiary fails to pay such termination value when due after applicable grace periods.
(g)    the Borrower or any Restricted Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due and payable prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets, (ii) Indebtedness of an Acquired Entity or Business that becomes due as a result of the related Permitted Acquisition if such Indebtedness is discharged in full in connection with the consummation of such Permitted Acquisition or (iii) any default that is validly waived by the holders of the relevant Material Indebtedness prior to any termination of Commitments or acceleration of Loans as provided below in this Article;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, judicial management or other relief in respect of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, judicial management, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, judicial manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, judicial management, receivership or similar law now or hereafter in effect that remains undismissed, undischarged or unbonded for a period of sixty (60) days, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, judicial manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k)    one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;
(l)    any Loan Party is declared by the Minister of Finance to be a company to which Part 9 of the Companies Act 1967 of Singapore applies;
(m)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(n)    a Change in Control shall occur;
(o)    at any time, any Lien purported to be created by any Collateral Document, for any reason other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.07 or 6.09) or the satisfaction in full of all the Obligations or (ii)(A) the Administrative Agent no longer having possession of any stock certificates notes or other instruments actually delivered to it representing Collateral pledged under the Collateral Documents or (B) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner (provided that in the case of each of subclauses (A) and (B) the Loan Parties and the Non-Loan Party Equity Pledgors, as applicable, shall have taken such remedial action as the Administrative Agent may reasonably request), ceases to constitute a valid and perfected, first-priority Lien (subject to Liens permitted by Section 6.03) with respect to a material portion of the Collateral; or any Guarantee under the Guarantee Agreement shall cease to be in full force and effect as to any Guarantor (except to extent such Guarantor is the released from its obligations thereunder in accordance with the terms hereof and thereof); or any Collateral Document or the Guarantee Agreement ceases to constitute the valid and enforceable obligations of any Loan Party or Non-Loan Party Equity Pledgor party thereto or any Loan Party, Non-Loan Party Equity Pledgor or Affiliate thereof contests in writing the validity or enforceability of any provision of any Collateral Document or the Guarantee Agreement; or any Loan Party, Non-Loan Party Equity Pledgor or Affiliate thereof denies in writing that it has any or further liability or obligation under any Collateral Document or the Guarantee Agreement (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document or the Guarantee Agreement;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require the Borrower to Cash Collateralize 103% of the outstanding L/C Obligations; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Borrower shall Cash Collateralize 103% of the outstanding L/C Obligations.

ARTICLE VIII

THE ADMINISTRATIVE AGENT
Section 8.01Appointment and Authority.
(a)Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including, on behalf of itself and its Affiliates, in its capacities as a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article X (including Section 9.03(d)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents and as if set forth in full herein with respect thereto.
Section 8.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03Exculpatory Provisions. The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or any Arranger, as applicable:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or (v) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and
(f)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant] or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.
Section 8.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.18(e) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06) . The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender who shall have consented to such appointment), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 8.07Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 8.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
Section 8.09Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 9.03) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (ix) of the first proviso in Section 9.02(b) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 8.10Collateral and Guaranty Matters. Without limiting the provisions of Section 8.09, each of the Lenders (including, on behalf of itself and its Affiliates, in its capacities as a potential Cash Management Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities constituting Cash Management Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder to a Person that is not a Loan Party, (iii) that constitutes “Excluded Property” (as such term is defined in the Pledge Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 9.02;
(b)    to release any Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; provided, however, that notwithstanding anything therein to the contrary, no Guarantor will be released from its Guarantee under the Guarantee Agreement solely as a result of it ceasing to be a wholly owned Subsidiary of the Borrower, except in a transaction undertaken for a bona fide business purpose and not for the primary purpose of releasing such Guarantor from its Guarantee under the Guarantee Agreement, in which equity interests in such Guarantor are disposed of for fair market value to an unaffiliated third party;
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.03(e); and
(d)    to enter into any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.10. In each case as specified in this Section 8.10(a) through (c), the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the

Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.10, subject to the Administrative Agent’s receipt of a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent certifying that, among other things, such release or subordination is permitted hereunder. The Administrative Agent shall have no liability for releasing or subordinating any of its interests or releasing any Guarantor from its obligations under the Guaranty if such release or subordination is done so in reliance on such certificate.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 8.11Secured Cash Management Obligations. No Cash Management Bank that obtains the benefits of the Guarantee Agreement or any Collateral by virtue of the provisions hereof or of the Guarantee Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank.
Section 8.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.13Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE IX

MISCELLANEOUS
Section 9.01Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or any other Loan Party, the Administrative Agent any L/C Issuer or to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.12, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OF ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
Section 9.02Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time.
(b)    Except as otherwise set forth in this Agreement or any other Loan Document, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest or premium thereon (other than any waiver of the application of the default rate of interest pursuant to Section 2.08(b), which shall only require the consent of the Required Lenders), or reduce any fees payable hereunder, without the written consent of each Lender directly adversely affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in such rate or fee, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly adversely affected thereby, (iv) change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby or the payment waterfall provisions, without the written consent of each Lender directly adversely affected thereby, (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or each Lender of the applicable Class, as applicable, (vi) release all or substantially all of the value of (x) the Guarantees provided by the Guarantors under the Guarantee Agreement and/or (y) the Collateral from the Lien of the Collateral Documents (other than pursuant to or as permitted by the terms of any Loan Document), without the written consent of each Lender (except in connection with a transaction permitted hereby), (vii) after the Closing Date, waive or modify any condition precedent set forth in Section 4.02 with respect to Borrowings of Revolving Loans, without the written consent of Required Revolving Lenders, (viii) contractually subordinate (x) any Obligations in right of payment to any other Indebtedness or (y) the Liens on all or part of the Collateral securing the Obligations to the Liens securing any other Indebtedness, without the written consent of each Lender or (ix) modify Section 6.01 without the written consent of the Required Revolving Lenders; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any L/C Issuer hereunder without the prior written consent of the Administrative Agent or the relevant L/C Issuer, as the case may be, (2) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other

Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, omission, mistake, defect or inconsistency, provided that the Administrative Agent shall notify the Lenders promptly of any such amendment, modification or supplement, (3) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, and (4) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder other than an amendment, waiver or consent described in clauses (i), (ii), (iii) or, (iv) above (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).
Notwithstanding the foregoing, (A) this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (B) this Agreement may be amended as contemplated by Section 2.14 and Section 2.15 with only the consent of such parties as is provided for by such Sections.
In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or any portion of outstanding Incremental Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b)  the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of such Refinanced Term Loans), (c) such Replacement Term Loans shall be secured by the Collateral on a pari passu basis with the Obligations, (d) such Replacement Term Loans shall have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (e) such Replacement Term Loans shall not participate on a greater than pro rata basis with the other Incremental Term Loans in any mandatory prepayment hereunder (except in the case of incurrence of Refinancing Indebtedness in respect thereof) and (f) subject to clauses (a) through (e) above, such Replacement Term Loans shall have terms and conditions (other than pricing and optional prepayment terms) that are (as determined by the Borrower in good faith) substantially identical to, or (when taken as a whole) no more favorable in any material respect to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Incremental Term Loans in effect immediately prior to such refinancing.
Section 9.03Expenses; Limitation of Liability; Indemnity, Etc.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent and their Affiliates (and, if necessary, one local counsel in each applicable jurisdiction and any reasonably necessary regulatory counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any L/C Issuer or any Lender (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, any reasonably necessary regulatory counsel and one additional counsel for each group of similarly affected Persons in the event of an actual or reasonably perceived conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    To the extent permitted by applicable Laws no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. To the extent permitted by applicable Laws, in no event shall the Administrative Agent, any Arranger, any L/C Issuer and any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) have any Liabilities arising from, or be responsible for, the use by others of information or other materials (including any personal data) obtained through electronic, telecommunications or other information transmission systems, including any platform or otherwise via the internet, in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not apply to the extent any such Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Lender-Related Person or (ii) the material breach of this Agreement or any other Loan Document by such Lender-Related Person.
(c)    The Borrower shall indemnify the Administrative Agent, each Arranger, each L/C Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each group of similarly affected Indemnitees in the event of an actual or reasonably perceived conflict of interest)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by the Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) the material breach of this Agreement or any other Loan Document by such Indemnitee or any of its Related Parties or (y) resulted from any dispute solely among Indemnitees (other than any dispute involving claims against the Administrative Agent and any Arranger, in each case in its capacity as such) and not arising out of any act or omission of the Borrower or any of its Affiliates. The Borrower shall not be liable for any settlement if such settlement was effected without its consent (which consent shall not be unreasonably withheld), but if settled with its written consent, the indemnification obligations of the Borrower under this Section 9.03(b) shall apply in respect thereof. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(d)    Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each L/C Issuer and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03, without interest, to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.
Section 9.04Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Disbursements) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of such Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Article VII(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, (2) such assignment is an assignment of an Incremental Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is an assignment of a Revolving Commitment or a Revolving Loan to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender; provided that the Borrower shall be deemed to have consented to any such assignment if it has not responded to a request for its consent by written notice to the Administrative Agent within ten (10) Business Days after having received such request;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment or Revolving Loan if such assignment is to a Person that is not a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender or (2) any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to the Borrower. Subject to Section 9.04(h), no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.
(vii)    No Assignment to a Defaulting Lender. No such assignment shall be made to a Defaulting Lender or any Affiliate thereof.
The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders (it being understood that the list of Disqualified Lenders shall not be effective until it has been posted to that portion of the Platform that is designated for “public side” Lenders) or (B) provide the list of Disqualified Lenders to each Lender requesting the same.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.21 and 2.22 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Disqualified Lender, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Disbursements) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.21 and 2.22 (subject to the limitations and requirements of such Sections and Section 2.23) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being agreed that any documentation required to be provided under Section 2.18(e) shall be provided solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant shall be subject to Sections 2.12, 2.13 and 2.23 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.21 or 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the entitlement to a greater payment results from a Change in Law after the sale of such participation.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, such L/C Issuer may, upon 30 days’ notice to the Administrative Agent, the Borrower and the Revolving Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the applicable L/C Issuer as an L/C Issuer. If the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.

(h)    Notwithstanding anything to the contrary herein, any Lender under any Class of Incremental Term Loans may, subject to the provisions of clause (vii) of the last sentence of Section 2.15(a), assign all or any portion of its Incremental Term Loans of such Class to the Borrower or any Restricted Subsidiary.
Section 9.05Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 2.18, 2.21, 2.22 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.06Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. As provided in Section 4.01, this Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or.pdf shall be effective as delivery of an originally executed counterpart of this Agreement.
(b)This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, each Lender and each L/C Issuer agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders and L/C Issuers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders and L/C Issuers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender or L/C Issuer without further verification and (b) upon the request of the Administrative Agent or any Lender or L/C Issuer, any Electronic Signature shall be promptly followed by such manually executed counterpart.
(c)Neither the Administrative Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or any L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and any L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(d)Each of the Loan Parties and each Lender and L/C Issuer hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender, each L/C Issuer for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s or L/C Issuer’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08Right of Setoff.
(a)    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that the Equity Interests of any Foreign Subsidiary that is a first-tier Subsidiary of a Loan Party do not constitute such an asset (if owned by a Loan Party). Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)    To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment against the Borrower, its Subsidiaries or their respective properties or to exercise any right under the Collateral Documents against any Collateral in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i)

any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (i) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis for the purpose of verifying whether such Person is a Disqualified Lender. Nothing in this Section 9.12 is, or shall be deemed to constitute, an express or implied agreement with any of the Administrative Agent, the Lenders or the L/C Issuer for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act 1970 of Singapore and in the Third Schedule thereto.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans.
Section 9.13USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
Section 9.14Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 9.15No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan

Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Laws, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party to this Agreement acknowledges that any liability of any party hereto (other than a Loan Party) that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledge and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such Liabilities arising hereunder which may be payable to it by any party hereto (other than a Loan Party) that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.17Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit

Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.18Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).
[Signature Pages Follow]

    IN WITNESS WHEREOF , the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
AMKOR TECHNOLOGY, INC.
By:    /s/ Megan Faust
Name: Megan Faust
Title: Executive Vice President, Chief Financial Officer, and Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.
as Administrative Agent
By:    /s/ Jennifer Toney
Name: Jennifer Toney
Title: Agency Management Officer

BANK OF AMERICA, N.A.
as Revolving Lender and L/C Issuer
By:    /s/ Puneet Lakhotia
Name: Puneet Lakhotia
Title: Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
a Revolving Lender
By:    /s/ Andrew Hietala
Name: Andrew Hietala
Title: Senior Vice President

[Signature Page to Credit Agreement]

MUFG Bank, LTD.,
as a Revolving Lender
By:    /s/ Tyler Tokunaga
Name: Tyler Tokunaga
Title: Vice President

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as Revolving Lender
By:    /s/ Irlen Mak
Name: Irlen Mak
Title: Director

[Signature Page to Credit Agreement]

DBS BANK LTD.
as a Revolving Lender
By:    /s/ Kate Khoo
Name: Kate Khoo
Title: Vice President

[Signature Page to Credit Agreement]

PNC Bank, N.A.,
as a Revolving Lender
By:    /s/ Douglas Jorgensen
Name: Douglas Jorgensen
Title: Senior Vice President

[Signature Page to Credit Agreement]

KeyBank National Association
as a Revolving Lender
By:    /s/ Allyn A. Coskun
Name: Allyn A. Coskun
Title: Senior Vice President

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Revolving Lender
By:    /s/ Paul Arens
Name: Paul Arens
Title: Director

By:    /s/ Gordon Yip
Name: Gordon Yip
Title: Director

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Revolving Lender
By:    /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:    /s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Revolving Lender
By:    /s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

[Signature Page to Credit Agreement]

U.S. Bank National Association,
as a Revolving Lender
By:    /s/ Lukas Coleman
Name: Lukas Coleman
Title: Vice President

[Signature Page to Credit Agreement]

Australia and New Zealand Banking Group Limited,
as a Revolving Lender
By:    /s/ Robert Grillo
Name: Robert Grillo
Title: Executive Director

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Revolving Lender
By:    /s/ John S. Leiter
Name: John S. Leiter, CPA
Title: Managing Director, HSBC Corporate & Institutional Banking

[Signature Page to Credit Agreement]